Filed Pursuant to Rule 424(b)(2)
Registration Statement No. 333-285508

(To Product Supplement No. EQUITY LIRN-1 dated August 1,
2025, Prospectus Supplement dated March 25, 2025

and Prospectus dated March 25, 2025)

3,362,723 Units $10 principal amount per unit CUSIP No. 06368N169	Pricing Date Settlement Date Maturity Date	September 24, 2026 October 1, 2026 September 29, 2028

Capped Notes with Absolute Return Buffer Linked to an International Equity Index Basket

▪	Maturity of approximately 2 years
▪	156.03% upside exposure to increases in the Basket, subject to a capped return of 25.00%
▪	A positive return equal to the absolute value of the percentage decline in the value of the Basket only if the Basket does not decline by more than 10.00% (e.g., if the negative return of the Basket is -5%, you will receive a positive return of +5%)
▪	1-to-1 downside exposure to decreases in the Basket beyond a 10.00% decline, with up to 90.00% of your principal at risk
▪	The Basket is unequally weighted and is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P®/ASX 200 Index and the FTSE® China 50 Index (the “Basket Components”). The EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index was given an initial weight of 20.00%, each of the Swiss Market Index and the S&P®/ASX 200 Index was given an initial weight of 7.50% and the FTSE® China 50 Index was given an initial weight of 5.00%
▪	All payments occur at maturity and are subject to the credit risk of Bank of Montreal
▪	No periodic interest payments
▪	In addition to the underwriting discount set forth below, the notes include a hedging-related charge of $0.05 per unit. See “Structuring the Notes”
▪	Limited secondary market liquidity, with no exchange listing
▪	The notes are the unsecured obligations of Bank of Montreal. The notes are not insured by the Federal Deposit Insurance Corporation, the Deposit Insurance Fund, the Canada Deposit Insurance Corporation or any other governmental agency.

The notes are being issued by Bank of Montreal (“BMO”). There are important differences between the notes and a conventional debt security, including different investment risks and certain additional costs. See “Risk Factors” and “Additional Risk Factors” beginning on page TS-7 of this term sheet and “Risk Factors” beginning on page PS-6 of product supplement EQUITY LIRN-1.

The estimated initial value of the notes determined by us as of the pricing date, which we refer to as the initial estimated value, is $9.62 per unit, which is less than the public offering price listed below. However, as discussed in more detail in this term sheet, the actual value of the notes at any time will reflect many factors and cannot be predicted with accuracy. See “Summary” on the following page, “Risk Factors” beginning on page TS-7 of this term sheet and “Structuring the Notes” below for additional information.

The notes are not bail-inable notes and are not subject to conversion into our common shares or the common shares of any of our affiliates under subsection 39.2(2.3) of the Canada Deposit Insurance Corporation Act.

_________________________

None of the Securities and Exchange Commission (the “SEC”), any state securities commission, or any other regulatory body has approved or disapproved of these notes or determined if this Note Prospectus (as defined below) is truthful or complete. Any representation to the contrary is a criminal offense.

_________________________

	Per Unit	Total
Public offering price	$ 10.00	$33,627,230.00
Underwriting discount	$ 0.20	$672,544.60
Proceeds, before expenses, to BMO	$ 9.80	$32,954,685.40

The notes:

Are Not FDIC Insured	Are Not Bank Guaranteed	May Lose Value

BofA Securities

September 24, 2026

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Summary

The Capped Notes with Absolute Return Buffer Linked to an International Equity Index Basket, due September 29, 2028 (the “notes”) are our senior unsecured debt securities. The notes are not insured by the Canada Deposit Insurance Corporation or the Federal Deposit Insurance Corporation, or secured by collateral. The notes rank equally with all of our other unsecured senior debt from time to time outstanding. Any payments due on the notes, including any repayment of principal, are subject to our credit risk.

The notes provide you a positive return, subject to a cap, if the Ending Value of the Market Measure, which is the basket described below, is greater than the Starting Value. If the Ending Value is equal to the Starting Value, you will receive the principal amount of your notes. If the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value, you will receive a positive return equal to the absolute value of the percentage decline in the Basket from the Starting Value to the Ending Value (e.g., if the negative return of the Basket is -5%, you will receive a positive return of +5%). If the Ending Value is less than the Threshold Value, you will lose a portion, which could be significant, of the principal amount of your notes. Any payments on the notes will be calculated based on the $10 principal amount per unit and will depend on the performance of the Basket, subject to our credit risk. See “Terms of the Notes” below.

The Basket is unequally weighted and is comprised of the EURO STOXX 50® Index, the FTSE® 100 Index, the Nikkei Stock Average Index, the Swiss Market Index, the S&P®/ASX 200 Index, and the FTSE® China 50 Index (each, a “Basket Component”). On the pricing date, the EURO STOXX 50® Index was given an initial weight of 40.00%, each of the FTSE® 100 Index and the Nikkei Stock Average Index was given an initial weight of 20.00%, each of the Swiss Market Index and the S&P®/ASX 200 Index was given an initial weight of 7.50% and the FTSE® China 50 Index was given an initial weight of 5.00%.

Our initial estimated value of the notes equals the sum of the values of the following hypothetical components:

•	a fixed-income debt component with the same tenor as the notes, valued using our internal funding rate for structured notes; and

•	one or more derivative transactions relating to the economic terms of the notes.

The internal funding rate used in the determination of the initial estimated value generally represents a discount from the credit spreads for our conventional fixed-rate debt. The value of these derivative transactions is derived from our internal pricing models. These models are based on factors such as the traded market prices of comparable derivative instruments and on other inputs, which include volatility, dividend rates, interest rates and other factors. As a result, the initial estimated value of the notes is based on market conditions at the time it is calculated.

The economic terms of the notes (including the Capped Value) are based on our internal funding rate described above. Our internal funding rate is typically lower than the rate we would pay when we issue conventional fixed or floating rate debt securities. This difference in funding rate, as well as the underwriting discount and the hedging related charge described below, will reduce the economic terms of the notes to you and the initial estimated value of the notes on the pricing date. Due to these factors, the public offering price you pay to purchase the notes is greater than the initial estimated value of the notes.

For more information about the initial estimated value and the structuring of the notes, see “Risk Factors” and “Structuring the Notes” below.

Capped Notes with Absolute Return Buffer	TS-2

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Terms of the Notes		Redemption Amount Determination
Issuer:	Bank of Montreal (“BMO”)

Notwithstanding anything to the contrary in the accompanying product supplement, the Redemption Amount will be determined as set forth in this term sheet.

On the maturity date, you will receive a cash payment per unit determined as follows:

Principal Amount:	$10.00 per unit
Term:	Approximately 2 years
Market Measure:	An unequally weighted basket (the “Basket”) comprised of the EURO STOXX 50® Index (Bloomberg symbol: “SX5E”), the FTSE® 100 Index (Bloomberg symbol: “UKX”), the Nikkei Stock Average Index (Bloomberg symbol: “NKY”), the Swiss Market Index (Bloomberg symbol: “SMI”), the S&P®/ASX 200 Index (Bloomberg symbol: “AS51”) and the FTSE® China 50 Index (Bloomberg symbol: “XIN0I”). Each Basket Component is a price return index
Starting Value:	100.00
Ending Value:	The average of the values of the Basket on each calculation day occurring during the Maturity Valuation Period, calculated as specified in “The Basket” below and “Description of the LIRNs—Basket Market Measures” beginning on page PS-35 of product supplement EQUITY LIRN-1. The scheduled calculation days are subject to postponement in the event of Market Disruption Events, as described on page PS-37 of product supplement EQUITY LIRN-1.
Threshold Value:	90.00 (90% of the Starting Value)
Participation Rate:	156.03%
Capped Value:	$12.50 per unit, which represents a return of 25.00% over the principal amount.
Maturity Valuation Period:	September 19, 2028, September 20, 2028, September 21, 2028, September 25, 2028 and September 26, 2028
Fees and Charges:	The underwriting discount of $0.20 per unit listed on the cover page and the hedging related charge of $0.05 per unit described in “Structuring the Notes” below.
Joint Calculation Agents:	BMO Capital Markets Corp. (“BMOCM”) and BofA Securities, Inc. (“BofAS”), acting jointly.

Capped Notes with Absolute Return Buffer	TS-3

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The terms and risks of the notes are contained in this term sheet and in the following:

▪	Product supplement EQUITY LIRN-1 dated August 1, 2025: https://www.sec.gov/Archives/edgar/data/927971/000121465925011343/j729253424b2.htm

▪	Prospectus Supplement and Prospectus dated March 25, 2025: https://www.sec.gov/Archives/edgar/data/927971/000119312525062081/d840917d424b5.htm

These documents (together, the “Note Prospectus”) have been filed as part of a registration statement with the SEC, which may, without cost, be accessed on the SEC website as indicated above or obtained from Merrill Lynch, Pierce, Fenner & Smith Incorporated (“MLPF&S”) or BofAS by calling toll-free at 1-800-294-1322. Before you invest, you should read the Note Prospectus, including this term sheet, for information about us and this offering. Any prior or contemporaneous oral statements and any other written materials you may have received are superseded by the Note Prospectus. Capitalized terms used but not defined in this term sheet have the meanings set forth in product supplement EQUITY LIRN-1. When we refer to “we,” “us” or “our” in this term sheet, we refer only to Bank of Montreal.

To the extent the determination of the Redemption Amount and other terms described in this term sheet are inconsistent with those described in the accompanying product supplement, prospectus supplement or prospectus, the determination of the Redemption Amount and other terms described in this term sheet shall control.

Investor Considerations

You may wish to consider an investment in the notes if:

▪	You anticipate that the value of the Basket will either increase moderately from the Starting Value to the Ending Value or decrease from the Starting Value to an Ending Value that is equal to or greater than the Threshold Value.

▪	You are willing to risk a loss of principal and return if the value of the Basket decreases from the Starting Value to an Ending Value that is below the Threshold Value.

▪	You accept that the return on the notes will be capped.

▪	You are willing to forgo the interest payments that are paid on conventional interest bearing debt securities.

▪	You are willing to forgo dividends or other benefits of owning the stocks included in the Basket Components.

▪	You are willing to accept a limited market or no market for sales prior to maturity, and understand that the market prices for the notes, if any, will be affected by various factors, including our actual and perceived creditworthiness, our internal funding rate and fees and charges on the notes.

▪	You are willing to assume our credit risk, as issuer of the notes, for all payments under the notes, including the Redemption Amount.

The notes may not be an appropriate investment for you if:

▪	You believe that the value of the Basket will decrease from the Starting Value to an Ending Value that is below the Threshold Value or that it will not increase sufficiently over the term of the notes to provide you with your desired return.

▪	You seek 100% principal repayment or preservation of capital.

▪	You seek an uncapped return on your investment.

▪	You seek interest payments or other current income on your investment.

▪	You want to receive dividends or other distributions paid on the stocks included in the Basket Components.

▪	You seek an investment for which there will be a liquid secondary market.

▪	You are unwilling or are unable to take market risk on the notes or to take our credit risk as issuer of the notes.

We urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Capped Notes with Absolute Return Buffer	TS-4

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Hypothetical Payout Profile and Examples of Payments at Maturity

Capped Notes with Absolute Return Buffer

This graph reflects the returns on the notes, based on the Threshold Value of 90.00% of the Starting Value, the Capped Value of $12.50 per unit and the Participation Rate of 156.03%. The green line reflects the returns on the notes, while the dotted gray line reflects the returns of a direct investment in the stocks included in the Basket Components, excluding dividends.

This graph has been prepared for purposes of illustration only.

The following table and examples are for purposes of illustration only. They are based on hypothetical values and show hypothetical returns on the notes. They illustrate the calculation of the Redemption Amount and total rate of return based on the Starting Value of 100.00, the Threshold Value of 90.00, the Capped Value of $12.50 per unit, the Participation Rate of 156.03%, and a range of hypothetical Ending Values. The actual amount you receive and the resulting total rate of return will depend on the actual Ending Value and whether you hold the notes to maturity. The following examples do not take into account any tax consequences from investing in the notes.

For recent hypothetical historical values of the Basket, see “The Basket” section below. For recent actual levels of the Basket Components, see “The Basket Components” section below. Each Basket Component is a price return index and as such the Ending Value will not include any income generated by dividends paid on the stocks included in any of the Basket Components, which you would otherwise be entitled to receive if you invested in those stocks directly. In addition, all payments on the notes are subject to issuer credit risk.

Ending Value	Percentage Change from the Starting Value to the Ending Value	Redemption Amount per Unit	Total Rate of Return on the Notes
0.00	-100.00%	$1.00	-90.00%
50.00	-50.00%	$6.00	-40.00%
60.00	-40.00%	$7.00	-30.00%
70.00	-30.00%	$8.00	-20.00%
80.00	-20.00%	$9.00	-10.00%
89.00	-11.00%	$9.90	-1.00%
90.00(1)	-10.00%	$11.00(3)	10.00%
95.00	-5.00%	$10.50	5.00%
100.00(2)	0.00%	$10.00	0.00%
105.00	5.00%	$10.78	7.80%
110.00	10.00%	$11.56	15.60%
116.03	16.03%	$12.50(4)	25.00%
120.00	20.00%	$12.50	25.00%
130.00	30.00%	$12.50	25.00%
140.00	40.00%	$12.50	25.00%
150.00	50.00%	$12.50	25.00%
160.00	60.00%	$12.50	25.00%

(1)	This is the Threshold Value.
(2)	The Starting Value was set to 100.00 on the pricing date.
(3)	Any positive return based on the depreciation of the Basket is limited by the Threshold Value.
(4)	Any positive return based on the appreciation of the Basket cannot exceed the return represented by the Capped Value.

Capped Notes with Absolute Return Buffer	TS-5

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Redemption Amount Calculation Examples

Example 1
The Ending Value is 50.00, or 50.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 50.00
= $6.00 Redemption Amount per unit

Example 2
The Ending Value is 95.00, or 95.00% of the Starting Value:
Starting Value: 100.00
Threshold Value: 90.00
Ending Value: 95.00
= $10.50 Redemption Amount per unit. Since the Ending Value is less than the Starting Value but equal to or greater than the Threshold Value, the Redemption Amount for the notes will be the principal amount plus a positive return equal to the absolute value of the negative return of the Basket.

Example 3
The Ending Value is 105.00, or 105.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 105.00
= $10.78 Redemption Amount per unit

Example 4
The Ending Value is 150.00, or 150.00% of the Starting Value:
Starting Value: 100.00
Ending Value: 150.00
= $17.80, however, because any positive return based on the appreciation of the Basket cannot exceed the return represented by the Capped Value, the Redemption Amount will be $12.50 per unit

Capped Notes with Absolute Return Buffer	TS-6

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Risk Factors

There are important differences between the notes and a conventional debt security. An investment in the notes involves significant risks, including those listed below. You should carefully review the more detailed explanation of risks relating to the notes in the “Risk Factors” sections beginning on page PS-6 of product supplement EQUITY LIRN-1, page S-2 of the prospectus supplement, and page 9 of the prospectus identified above. We also urge you to consult your investment, legal, tax, accounting, and other advisors before you invest in the notes.

Structure-related Risks

▪	Depending on the performance of the Basket as measured shortly before the maturity date, your investment may result in a loss; there is no guaranteed return of principal.

▪	The notes do not pay interest, and any return on the notes may be less than the yield you could earn by owning a conventional fixed or floating rate debt security of comparable maturity.

▪	Any positive return on the notes is limited. The notes provide for a positive return if the value of the Basket increases or does not decrease by more than 10.00%. However, any positive return on the notes based on the appreciation of the Basket will be limited to the return represented by the Capped Value and may be less than a comparable investment directly in the securities included in the Basket Components. In addition, the absolute value return feature applies only if the Ending Value is less than the Starting Value but greater than or equal to the Threshold Value. Because the Threshold Value is 90.00% of the Starting Value, any positive return due to the depreciation of the Basket will be limited to 10.00%. Any decline in the Ending Value from the Starting Value by more than 10.00% will result in a loss, rather than a positive return, on the notes.

▪	Payments on the notes are subject to our credit risk, and actual or perceived changes in our creditworthiness are expected to affect the value of the notes. If we become insolvent or are unable to pay our obligations, you may lose your entire investment.

Valuation and Market-related Risks

▪	Our initial estimated value of the notes is only an estimate, and is based on a number of factors. The public offering price of the notes may exceed our initial estimated value, because costs associated with offering, structuring and hedging the notes are included in the public offering price, but are not included in the estimated value. These costs will include any underwriting discount and selling concessions and the cost of hedging our obligations under the notes through one or more hedge counterparties (which may be one or more of our affiliates or an agent or its affiliates). Such hedging cost includes our or our hedge counterparty’s expected cost of providing such hedge, as well as the profit we or our hedge counterparty expect to realize in consideration for assuming the risks inherent in providing such hedge.

▪	To determine the terms of the notes, we use an internal funding rate that represents a discount from the credit spreads for our conventional fixed-rate debt. As a result, the terms of the notes are less favorable to you than if we had used a higher funding rate.

▪	Our initial estimated value of the notes is derived using our internal pricing models. This value is based on market conditions and other relevant factors, which include volatility of the Basket Components, dividend rates and interest rates. Different pricing models and assumptions, including those used by the agent, its affiliates or other market participants, could provide values for the notes that are greater than or less than our initial estimated value. In addition, market conditions and other relevant factors after the pricing date are expected to change, possibly rapidly, and our assumptions may prove to be incorrect. After the pricing date, the value of the notes could change dramatically due to changes in market conditions, our creditworthiness, and the other factors discussed in the next risk factor. These changes are likely to impact the price, if any, at which we, BofAS or any of our respective affiliates would be willing to purchase the notes from you in any secondary market transactions. Our initial estimated value does not represent a minimum price at which we, BofAS or any of our respective affiliates or any other party would be willing to buy your notes in any secondary market at any time.

▪	A trading market is not expected to develop for the notes. None of us, MLPF&S, BofAS or any of our respective affiliates is obligated to make a market for, or to repurchase, the notes. There is no assurance that any party will be willing to purchase your notes at any price in any secondary market.

Conflict-related Risks

▪	Our business, hedging and trading activities, and those of MLPF&S, BofAS and our respective affiliates (including trading in shares of companies included in the Basket Components), and any hedging and trading activities we, MLPF&S, BofAS or our respective affiliates engage in for our clients’ accounts, may adversely affect the market value of and return on the notes and may create conflicts of interest with you.

▪	There may be potential conflicts of interest involving the calculation agents, one of which is our affiliate and one of which is BofAS. We have the right to appoint and remove the calculation agents.

Market Measure-related Risks

▪	The index sponsor of a Basket Component may adjust such Basket Component in a way that affects the level of such Basket Component, and has no obligation to consider your interests.

Capped Notes with Absolute Return Buffer	TS-7

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

▪	Increases in the values of one or more of the Basket Components may be offset by decreases in the values of one or more of the other Basket Components.

▪	Because the Basket Components are unequally weighted, increases in the values of the lower-weighted Basket Components may be offset by even small decreases in the values of the more heavily weighted Basket Components.

▪	You will have no rights of a holder of the securities included in the Basket Components, and you will not be entitled to receive securities or dividends or other distributions by the issuers of those securities.

▪	While we, MLPF&S, BofAS or our respective affiliates may from time to time own securities of companies included in the Basket Components, we, MLPF&S, BofAS and our respective affiliates do not control any company included in the Basket Components, and have not verified any disclosures made by any company.

▪	Your return on the notes may be affected by factors affecting the international securities markets, specifically changes in the countries represented by the Basket Components. In addition, you will not obtain the benefit of any increase in the value of the currencies in which the securities included in the Basket Components trade against the U.S. dollar, which you would have received if you had owned the securities included in the Basket Components during the term of your notes, although the value of the Basket may be adversely affected by general exchange rate movements in the market.

Tax-related Risks

▪	The U.S. federal income tax consequences of an investment in the notes are unclear. There is no direct legal authority regarding the proper U.S. federal income tax treatment of the notes and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”) with respect to the notes. Consequently, significant aspects of the tax treatment of the notes are uncertain, and the IRS or a court might not agree with our intended treatment of them, as described in “United States Federal Income Tax Considerations” below. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. Moreover, future legislation, Treasury regulations or IRS guidance could adversely affect the U.S. federal income tax treatment of the notes, possibly retroactively.

▪	You should review carefully the sections of this term sheet and the accompanying product supplement entitled “United States Federal Income Tax Considerations” and consult your tax advisor regarding the U.S. federal income tax consequences of an investment in the notes, as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Additional Risk Factors

The notes are subject to risks relating to emerging markets with respect to the FTSE® China 50 Index.

The equity securities composing the FTSE® China 50 Index have been issued by companies in countries based in emerging markets. Emerging markets pose further risks in addition to the risks associated with investing in foreign equity markets generally. Countries with emerging markets may have relatively unstable financial markets and governments; may present the risks of nationalization of businesses; may impose restrictions on currency conversion, exports or foreign ownership and prohibitions on the repatriation of assets; may pose a greater likelihood of regulation by the national, provincial and local governments of the emerging market countries, including the imposition of currency exchange laws and taxes; and may have less protection of property rights, less access to legal recourse and less comprehensive financial reporting and auditing requirements than more developed countries. The economies of countries with emerging markets may be based on only a few industries, may be highly vulnerable to changes in local or global trade conditions, and may suffer from extreme and volatile debt burdens or inflation rates. Local securities markets may trade a small number of securities and may be unable to respond effectively to increases in trading volume, potentially making prompt liquidation of holdings difficult or impossible at times. Moreover, the economies in such countries may differ unfavorably from the economy in the United States in such respects as growth of gross national product, rate of inflation, capital reinvestment, resources, self-sufficiency and balance of payment positions. The currencies of emerging markets may also be less liquid and more volatile than those of developed markets and may be affected by political and economic developments in different ways than developed markets. The foregoing factors may adversely affect the performance of companies based in emerging markets.

Capped Notes with Absolute Return Buffer	TS-8

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Other Terms of the Notes

Market Measure Business Day

The following definition supersedes and replaces the definition of “Market Measure Business Day” set forth in product supplement EQUITY LIRN-1.

A “Market Measure Business Day” with respect to a Basket Component means a day on which:

(A)	each of the Eurex (as to the EURO STOXX 50® Index), the London Stock Exchange (as to the FTSE® 100 Index), the Tokyo Stock Exchange (as to the Nikkei Stock Average Index), the SIX Swiss Exchange (as to the Swiss Market Index), the Australian Stock Exchange (as to the S&P/ASX 200 Index), and the Hong Kong Stock Exchange (as to the FTSE® China 50 Index) (or any successor to the foregoing exchanges) are open for trading; and

(B)	such Basket Component or any successor thereto is calculated and published.

Capped Notes with Absolute Return Buffer	TS-9

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The Basket

The Basket is designed to allow investors to participate in the percentage changes in the values of the Basket Components from the Starting Value to the Ending Value of the Basket. The Basket Components are described in the section “The Basket Components” below. Each Basket Component was assigned an initial weight on the pricing date, as set forth in the table below.

For more information on the calculation of the value of the Basket, please see the section entitled “Description of the LIRNs—Basket Market Measures” beginning on page PS-35 of product supplement EQUITY LIRN-1.

On the pricing date, for each Basket Component, the Initial Component Weight, the closing level, the Component Ratio and the initial contribution to the Basket value were as follows:

Basket Component	Bloomberg Symbol	Initial Component Weight	Closing Level(1)	Component Ratio(1)(2)	Initial Basket Value Contribution
EURO STOXX 50® Index	SX5E	40.00%	6,272.50	0.00637704	40.00
FTSE® 100 Index	UKX	20.00%	10,679.99	0.00187266	20.00
Nikkei Stock Average Index	NKY	20.00%	65,513.99	0.00030528	20.00
Swiss Market Index	SMI	7.50%	13,905.82	0.00053934	7.50
S&P®/ASX 200 Index	AS51	7.50%	8,702.022	0.00086187	7.50
FTSE® China 50 Index	XIN0I	5.00%	15,681.17	0.00031885	5.00
				Starting Value	100.00

(1)	These were the closing levels of the Basket Components on the pricing date.

(2)	Each Component Ratio equals the Initial Component Weight of the relevant Basket Component (as a percentage) multiplied by 100, and then divided by the closing level of that Basket Component on the pricing date and rounded to eight decimal places.

The Ending Value of the Basket will be equal to the average of the values of the Basket on each calculation day occurring during the Maturity Valuation Period. The calculation agents will calculate the value of the Basket for a calculation day by summing the products of the closing level of each Basket Component on the relevant calculation day and the Component Ratio for that Basket Component. If a Market Disruption Event occurs with respect to a Basket Component on any scheduled calculation day, the closing level of that Basket Component will be determined as more fully described in the section entitled “Description of the LIRNs—Basket Market Measures—Observation Level or Ending Value of the Basket” on page PS-37 of product supplement EQUITY LIRN -1.

Capped Notes with Absolute Return Buffer	TS-10

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

While actual historical information on the Basket did not exist before the pricing date, the following graph sets forth the hypothetical historical daily performance of the Basket from January 1, 2016 through the pricing date. The graph is based upon actual daily historical levels of the Basket Components, hypothetical Component Ratios based on the closing level of the Basket Components as of January 1, 2016, and a Basket value of 100.00 as of that date. This hypothetical historical data on the Basket is not necessarily indicative of the future performance of the Basket or what the value of the notes may be. Any hypothetical historical upward or downward trend in the value of the Basket during any period set forth below is not an indication that the value of the Basket is more or less likely to increase or decrease at any time over the term of the notes.

Hypothetical Historical Performance of the Basket

Capped Notes with Absolute Return Buffer	TS-11

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The Basket Components

Before investing in the notes, you should consult publicly available sources for the levels of the Basket Components.

The EURO STOXX 50® Index

We obtained all information contained in this term sheet regarding the EURO STOXX 50® Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, STOXX Limited (“STOXX”), the index sponsor. STOXX is a wholly-owned subsidiary of Deutsche Börse AG. STOXX has no obligation to continue to publish, and may discontinue publication of, the EURO STOXX 50® Index at any time. The consequences of STOXX discontinuing publication of the EURO STOXX 50® Index are discussed in the section entitled “Description of the LIRNs—Discontinuance of an Index” in product supplement EQUITY LIRN-1. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the EURO STOXX 50® Index in connection with the offer and sale of the notes.

In addition, information about the EURO STOXX 50® Index may be obtained from other sources including, but not limited to, STOXX’s website. We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the EURO STOXX 50® Index is accurate or complete.

The EURO STOXX 50® Index is calculated and published by STOXX and the euro price return version of the EURO STOXX 50® Index is reported by Bloomberg L.P. under the ticker symbol “SX5E.”

General

The EURO STOXX 50® Index is a free-float market capitalization weighted index composed of 50 of the largest stocks in terms of free-float market capitalization traded on the major exchanges of 8 Eurozone countries: Belgium, Finland, France, Germany, Ireland, Italy, the Netherlands and Spain. At any given time, some eligible countries may not be represented in the EURO STOXX 50® Index.

The selection list for the EURO STOXX 50® Index is composed of the components of the EURO STOXX® Index. In addition, the selection list for the EURO STOXX 50® Index includes the top 60% of the free-float market capitalization of each of the 20 EURO STOXX® Supersector indices and all current EURO STOXX 50® Index component stocks. All the stocks on the selection list are ranked in terms of free-float market capitalization. The largest 40 stocks on the selection list are selected for inclusion in the EURO STOXX 50® Index; the remaining 10 stocks are selected from the largest remaining current stocks ranked between 41 and 60. If the number of stocks selected is still below 50, then the largest remaining stocks are selected until there are 50 stocks.

The weighting cap factor limits the weight of each component stock within the EURO STOXX 50® Index to a maximum of 10% of the EURO STOXX 50® Index at the time of each review.

Index Maintenance

The composition of the EURO STOXX 50® Index is reviewed annually in September. The review cut-off date is the last trading day of August. The composition of the EURO STOXX 50® Index is also reviewed monthly and components that rank 75 or below are replaced and non-component stocks that rank 25 or above are added.

In addition, changes to country classification and listing are effective as of the next quarterly review. At that time, the EURO STOXX 50® Index is adjusted accordingly to remain consistent with its country membership rules by deleting the company where necessary.

The EURO STOXX 50® Index is also reviewed on an ongoing basis. Corporate actions (including initial public offerings, mergers and takeovers, spin-offs, delistings, bankruptcy, and price and share adjustments) that affect the EURO STOXX 50® Index composition are immediately reviewed. Any changes are announced, implemented and effective in line with the type of corporate action and the magnitude of the effect.

To maintain the number of components constant, a removed company is replaced by the highest-ranked non-component on the relevant selection list. The selection list is updated on a monthly basis according to the review component selection process.

The free-float factors for each component stock used to calculate the EURO STOXX 50® Index are reviewed, calculated and implemented on a quarterly basis and are fixed until the next quarterly review.

Index Calculation

The EURO STOXX 50® Index is calculated with the “Laspeyres formula,” which measures the aggregate price changes in the component stocks against a fixed base quantity weight. The formula for calculating the value of the EURO STOXX 50® Index can be expressed as follows:

EURO STOXX 50® Index =	free-float market capitalization of the EURO STOXX 50® Index divisor

The “free-float market capitalization of the EURO STOXX 50® Index” is equal to the sum of the products, for each component stock, of the price, number of shares, free-float factor, weighting cap factor and, if applicable, the exchange rate from the local currency into the index currency of the EURO STOXX 50® Index as of the time the EURO STOXX 50® Index is being calculated.

Capped Notes with Absolute Return Buffer	TS-12

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The free-float factor of each component stock is intended to reduce the number of shares to the actual amount available on the market. All fractions of the total number of shares that are larger than or equal to 5% and whose holding is of a long-term nature are excluded from the calculation of the EURO STOXX 50® Index, including: cross-ownership (stock owned either by the company itself, in the form of treasury shares, or owned by other companies); government ownership (stock owned by either governments or their agencies); private ownership (stock owned by either individuals or families); and restricted shares that cannot be traded during a certain period or have a foreign ownership restriction. Block ownership is not applied for holdings of custodian nominees, trustee companies, mutual funds, investment companies with short-term investment strategies, pension funds and similar entities.

The EURO STOXX 50® Index is also subject to a divisor, which is adjusted to maintain the continuity of the values of the EURO STOXX 50® Index despite changes due to corporate actions. The following is a summary of the adjustments to any component stock of the EURO STOXX 50® Index made for corporate actions and the effect of such adjustment on the divisor of the EURO STOXX 50® Index, where shareholders of the component stock will receive “B” number of shares for every “A” share held (where applicable).

𝜏	= withholding tax
Divt	= dividend amount announced by company
pt-1	= closing price on the day before the ex-date
padj	= new adjusted price
wft-1	= weighting factor on the day before the ex-date
wfadj	= new adjusted weighing factor
st-1	= number of shares on the day before the ex-date
sadj	= new adjusted number of shares
SP	= subscription price

Special Cash Dividend	Divisor

Cash distributions that are outside the scope of the regular dividend policy or that the company defines as an extraordinary distribution.

padj = pt-1 - Divt × (1 – 𝜏*)

* If a withholding tax (𝜏) applies then 𝜏 > 0, else 𝜏 = 0.

decreases
Split and Reverse Split	Divisor
padj = pt-1 × A / B sadj = st-1 × B / A	unchanged
Rights Offering

If the subscription price is not available or equal to or greater than the closing price on the day before the ex-date (out-of-the-money), then no adjustment is made.

If the subscription price is available as a price range and not as a fixed price, the price and share adjustment is performed only if both lower and upper range are in the money. The average value between lower and upper range will be used as a subscription price.

Standard Rights Issue	Divisor
padj = (pt-1 × A + SP × B) / (A + B) sadj = st-1 × (A + B) / A	increases
Highly Dilutive Rights Issue	Divisor

A rights offering is considered to be a Highly Dilutive Rights Issue (“HDRI”) if the share ratio is larger than or equal to 200% (B/A ≥ 2).

•      Scenario 1: If a HDRI is fully underwritten it will be implemented as a Standard Rights Issue.

•      Scenario 2: if a HDRI is not fully underwritten and the rights are tradable on the ex-date on the same eligible stock exchange as the parent company:

o The rights will be included into the indices with a theoretical price on the ex-date with the same parameters as the parent company.	unchanged on ex-date

o The rights will be removed at the close of the day they start to trade based on its closing price.	decreases after deletion of rights

o If the rights issue results into listing of new shares and satisfy certain criteria relating to free float factors and share adjustments under STOXX methodology, then the number of shares will be increased after the new shares have been listed.	increases on the day of the share increase

Capped Notes with Absolute Return Buffer	TS-13

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

• Scenario 3: If a HDRI is not fully underwritten and the rights are not tradable on the ex-date or not tradable on the ex-date on the same eligible stock exchange as the parent company:

o The rights will be included into the indices with a theoretical price on the ex-date with the same parameters as the parent company.	unchanged on ex-date

o The rights will be removed on the ex-date at the close, using a price of 0.0000001 in local currency.	unchanged

o If the rights issue results into listing of new shares and satisfy certain criteria relating to free float factors and share adjustments under STOXX methodology, then the number of shares will be increased after the new shares have been listed.	increases on the day of the share increase
Ordinary Stock Dividend	Divisor
padj = pt-1 × A / (A + B) sadj = st-1 × (A + B) / A	unchanged
Stock Dividend From Treasury Stock (only if treated as a special cash dividend)	Divisor
Stock dividends from treasury stocks will be adjusted as cash dividends. padj = pt-1 - pt-1 × B / (A + B)	decreases
Stock Dividend From Redeemable Shares (only if treated as a special cash dividend)	Divisor

Stock dividends from redeemable shares will be adjusted as cash dividends. In such a case, redeemable shares are considered as:

•      A separated share line with a fixed price.

•      Ordinary shares that are self-tendered on the same ex-date.

padj = pt-1 - pt-1 × B / (A + B)

decreases
Stock Dividend of Another Company	Divisor
padj = [(pt-1 × A) – [(1 – 𝜏*) × price of the other company × B]] / A * If a withholding tax (𝜏) applies then 𝜏 > 0, else 𝜏 = 0.	decreases
Return of Capital and Share Consolidation	Divisor
The event will be applied as a combination of cash/special dividend together with a reverse split.

• If the return of capital is considered as regular cash dividend, then the treatment under “Split and Reverse Split” above applies.	decreases

• If the return of capital is considered as special cash dividend, then the treatment under “Special Cash Dividend” and “Split and Reverse Split” above apply accordingly.	decreases

padj = [pt-1 - capital return announced by company × (1 – 𝜏*)] × A / B * If a withholding tax (𝜏) applies then 𝜏 > 0, else 𝜏 = 0. sadj = st-1 × B / A
Repurchase of Shares/Self-Tender	Divisor
padj = [(pt-1 × st-1) – (tender price × number of tendered shares)] / sadj sadj = st-1 - number of tendered shares	decreases
Spin-off	Divisor

The adjusted price (padj), the number of shares before the ex-date (st-1) and the weighting factor on the day before the ex-date (wft-1) refer to the parent company.

padj = (pt-1 × A – price of spun-off shares × B) / A

New number of shares for the spun-off company = st-1 × B

unchanged on ex-date
Combination of Stock Distribution (Dividend or Split) and Rights Offering	Divisor
For the below corporate actions, the following additional assumptions apply:

Capped Notes with Absolute Return Buffer	TS-14

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

•      Shareholders receive ‘B’ new shares from the distribution and ‘C’ new shares from the rights offering for every ‘A’ share held.

•      If ‘A’ is not equal to one, all the following ‘new number of shares’ formulas need to be divided by ‘A’:

o If rights are applicable after stock distribution (one action applicable to another) padj = [pt-1 × A + SP × C × (1 + B / A)] / [(A + B) × (1 + C / A)] sadj = st-1 × [(A + B) × (1 + C / A)] / A	increases
o If stock distribution is applicable after rights (one action applicable to another) padj = (pt-1 × A + SP × C) / [(A + C) × (1 + B / A)] sadj = st-1 × (A + C) × (1 + B / A)	increases
o Stock distribution and rights (neither action is applicable to the other) padj = (pt-1 × A + SP × C) / (A + B + C) sadj = st-1 × (A + B + C) / A	increases
Addition/Deletion of A Company
No price adjustments are made. The change in market capitalization determines the divisor adjustment. If the change in market capitalization between added and deleted companies of an index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.
Free Float and Shares Changes
No price adjustments are made. The change in market capitalization determines the divisor adjustment. If the change in market capitalization of an index increases (decreases), then the divisor increases (decreases). If the change is null, then the divisor remains unchanged.

Capped Notes with Absolute Return Buffer	TS-15

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The following graph shows the daily historical performance of the EURO STOXX 50® Index in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the EURO STOXX 50® Index was 6,272.50.

Historical Performance of the EURO STOXX 50® Index

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We and STOXX have entered into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by STOXX in connection with certain securities, including the notes. The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

STOXX has no relationship to us, other than the licensing of the EURO STOXX 50® Index and the related trademarks for use in connection with the notes. STOXX does not:

•	sponsor, endorse, sell, or promote the notes;

•	recommend that any person invest in the notes offered hereby or any other securities;

•	have any responsibility or liability for or make any decisions about the timing, amount, or pricing of the notes;

•	have any responsibility or liability for the administration, management, or marketing of the notes; or

•	consider the needs of the notes or the holders of the notes in determining, composing, or calculating the EURO STOXX 50® Index, or have any obligation to do so.

STOXX will not have any liability in connection with the notes. Specifically:

•	STOXX does not make any warranty, express or implied, and disclaims any and all warranty concerning:

o	the results to be obtained by the notes, the holders of the notes or any other person in connection with the use of the EURO STOXX 50® Index and the data included in the STOXX Index;

o	the accuracy or completeness of the EURO STOXX 50® Index and its data;

o	the merchantability and the fitness for a particular purpose or use of the EURO STOXX 50® Index and its data;

•	STOXX will have no liability for any errors, omissions, or interruptions in the EURO STOXX 50® Index or its data; and

•	Under no circumstances will STOXX be liable for any lost profits or indirect, punitive, special, or consequential damages or losses, even if STOXX knows that they might occur.

Capped Notes with Absolute Return Buffer	TS-16

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The licensing agreement between us and STOXX is solely for its benefit and our benefit, and not for the benefit of the holders of the notes or any other third parties.

Capped Notes with Absolute Return Buffer	TS-17

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The FTSE® 100 Index

We obtained all information contained in this term sheet regarding the FTSE® 100 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, FTSE Russell, the index sponsor. FTSE Russell is a wholly owned subsidiary of the London Stock Exchange Group plc. The FTSE® 100 Index is an index calculated, published and disseminated by FTSE Russell. FTSE Russell has no obligation to continue to publish, and may discontinue publication of, the FTSE® 100 Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the FTSE® 100 Index in connection with the offer and sale of the notes.

In addition, information about the FTSE® 100 Index may be obtained from other sources including, but not limited to, the FTSE® 100 Index sponsor’s website (including information regarding (i) the FTSE® 100 Index’s top five constituents and their respective weightings and (ii) the FTSE® 100 Index’s sector weightings). We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the FTSE® 100 Index is accurate or complete.

The FTSE® 100 Index is reported by Bloomberg L.P. under the ticker symbol “UKX.”

General

The FTSE® 100 Index measures the composite price performance of stocks of the 100 largest companies (determined on the basis of market capitalization) traded on the London Stock Exchange (the “LSE”). Publication of the FTSE® 100 Index began in January 1984.

Composition of the FTSE® 100 Index

The 100 stocks included in the FTSE® 100 Index (the “FTSE Underlying Stocks”) were selected from a reference group of stocks of U.K. companies trading on the LSE that were selected by excluding certain stocks that have low liquidity based on public float, accuracy and reliability of prices, size and number of trading days. The FTSE Underlying Stocks were selected from this reference group by selecting 100 stocks with the largest market value. Where there are multiple lines of listed equity capital in a company, all are included and priced separately, provided that the secondary line’s full market capitalization (i.e., before the application of any investability weightings), is greater than 25% of the full market capitalization of the company’s principal line and the secondary line satisfies the eligibility rules and screens in its own right in all respects. A list of the issuers of the FTSE Underlying Stocks is available from FTSE Russell.

A company will be considered a U.K. company if it is U.K. incorporated, has its sole listing in the United Kingdom and has a minimum free float of 10%. If a company is not incorporated in the U.K., the company will be eligible to be considered a U.K. company if it publicly acknowledges adherence to the principles of the UK Corporate Governance Code, pre-emption rights and the U.K. Takeover Code as far as practicable, and has a minimum free float of 25%. A company will be allocated to a single country.

Companies are required to have greater than 5% of the company’s voting rights (aggregated across all of its equity securities, including, where identifiable, those that are not listed or trading) in the hands of unrestricted shareholders in order to be eligible for index inclusion. The voting rights screen is applied to any potential new constituents on a quarterly basis, and existing constituents will be tested on an annual basis in conjunction with the June review.

The FTSE® 100 Index is overseen and reviewed quarterly by the FTSE Russell Europe, Middle East & Africa Regional Equity Advisory Committee (the “Index Steering Committee”) in order to maintain continuity in the level. The Index Steering Committee undertakes the reviews of the FTSE® 100 Index and ensures that constituent changes and index calculations are made in accordance with the ground rules of the FTSE® 100 Index. The FTSE® 100 Index is reviewed on a quarterly basis in March, June, September and December. Each review is based on data at the end of day on the Tuesday before the first Friday of the review month. Any constituent changes are implemented after the close of business on the third Friday of the review month (i.e., effective Monday), following the expiry of the ICE Futures Europe futures and options contracts.

The FTSE Underlying Stocks may be replaced, if necessary, in accordance with deletion/addition rules that provide generally for the removal and replacement of a stock from the FTSE® 100 Index if such stock is delisted or its issuer is subject to a takeover offer that has been declared unconditional or it has ceased, in the opinion of the Index Steering Committee, to be a viable component of the FTSE® 100 Index. To maintain continuity, a stock will be added at the quarterly review if it has risen to 90th place or above and a stock will be deleted if at the quarterly review it has fallen to 111th place or below, in each case ranked on the basis of market capitalization. A constant number of constituents will be maintained for the FTSE® 100 Index. Where a greater number of companies qualify to be inserted in the FTSE® 100 Index than those qualifying to be deleted, the lowest ranking constituents presently included in the FTSE® 100 Index will be deleted to ensure that an equal number of companies are inserted and deleted at the periodic review. Likewise, where a greater number of companies qualify to be deleted than those qualifying to be inserted, the securities of the highest-ranking companies which are presently not included in the FTSE® 100 Index will be inserted to match the number of companies being deleted at the periodic review.

Companies that are large enough to be constituents of the FTSE® 100 Index but do not pass the liquidity test are excluded. They will remain ineligible until the next annual review in June when they will be re-tested against all eligibility screens.

Capped Notes with Absolute Return Buffer	TS-18

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Calculation of the FTSE® 100 Index

The FTSE® 100 Index is an arithmetic weighted index where the weights are the market capitalization of each FTSE Underlying Stock. The FTSE® 100 Index is calculated by summing the free float adjusted market values (or capitalizations) of all FTSE Underlying Stocks within the index divided by the divisor. On the base date, the divisor is calculated as the sum of the market capitalizations of the FTSE Underlying Stocks divided by the initial index value of 1,000. The divisor is subsequently adjusted for any capital changes in the FTSE Underlying Stocks. In order to minimize and/or prevent discontinuities in the FTSE® 100 Index in the event of a corporate action or change in constituents, adjustments are made to the prices used to calculate the FTSE® 100 Index with the goal of ensuring that the changes in the FTSE® 100 Index between two consecutive dates reflects only market movements rather than including change due to the impact of corporate actions or constituent changes. These adjustments are made in an attempt to ensure that the values of the FTSE® 100 Index remain comparable over time and that changes in the level of the FTSE® 100 Index properly reflect the change in value of a portfolio of FTSE Underlying Stocks with weights the same as in the FTSE® 100 Index.

Corporate Events Affecting the FTSE® 100 Index

FTSE Russell applies corporate actions to the FTSE® 100 Index on a daily basis. FTSE Russell has stated as general principles that the treatment of corporate events (a) should reflect how such events are likely to be dealt with in investment portfolios to maintain the portfolio structure in line with the target set out in the index objective and index methodology and (b) should normally be designed to minimize the trading activity required by investors to match the index performance. No assurance can be provided that corporate actions and events will be treated by FTSE Russell in a manner consistent with its statement of general principles.

In addition, FTSE Russell has established guidance for the treatment of corporation actions and events, including, but not limited to, dividends, capital repayments, companies converting to a REIT structure, share buybacks, rights issues, mergers, acquisitions, tender offers, split-offs, spin-offs, bankruptcies, insolvencies, liquidations and trading suspensions. However, because of the complexities involved in some cases, those guidelines are not definitive rules that will determine FTSE Russell’s actions in all circumstances. FTSE Russell reserves the right to determine the most appropriate method of implementation for any corporate event which is not covered by those guidelines or which is of a complex nature.

The following graph shows the daily historical performance of the FTSE® 100 Index in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the FTSE® 100 Index was 10,679.99.

Historical Performance of the FTSE® 100 Index

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

Capped Notes with Absolute Return Buffer	TS-19

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

License Agreement

We and FTSE Russell have entered into or expect to enter into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with certain securities, including the notes.

The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE RUSSELL OR BY THE LONDON STOCK EXCHANGE GROUP COMPANIES AND NEITHER FTSE RUSSELL NOR THE LSE MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE® 100 INDEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE® 100 INDEX IS COMPILED AND CALCULATED BY FTSE RUSSELL. HOWEVER, NEITHER FTSE RUSSELL NOR THE LSE SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE 100® INDEX AND NEITHER FTSE RUSSELL NOR THE LSE SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

Capped Notes with Absolute Return Buffer	TS-20

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The Nikkei Stock Average Index

We obtained all information contained in this term sheet regarding the Nikkei Stock Average Index, including, without limitation, its make-up, method of calculation, and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, Nikkei Inc. (“Nikkei”), the index sponsor. Nikkei has no obligation to continue to publish, and may discontinue publication of, the Nikkei Stock Average Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the Nikkei Stock Average Index in connection with the offer and sale of the notes.

In addition, information about the Nikkei Stock Average Index may be obtained from other sources including, but not limited to, the Nikkei Stock Average Index sponsor’s website. We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the Nikkei Stock Average Index is accurate or complete.

The Nikkei Stock Average Index is reported by Bloomberg L.P. under the ticker symbol “NKY.”

The Nikkei Stock Average Index, also known as the Nikkei 225 Index, is a stock index that measures the composite price performance of selected Japanese stocks. The Nikkei Stock Average Index is currently based on 225 underlying stocks (the “Nikkei Underlying Stocks”) trading on the Tokyo Stock Exchange (the “TSE”) representing a broad cross-section of Japanese industries. Non-ordinary shares, such as shares of exchange-traded funds, real estate investment trusts, preferred stock or other preferred securities or tracking stocks, are excluded from the Nikkei Stock Average Index.

All 225 Nikkei Underlying Stocks are stocks listed on the TSE Prime Market. Stocks listed on the TSE Prime Market are among the most actively traded stocks on the TSE. Prior to April 2022, constituent stocks were selected from the Tokyo Stock Exchange First Section. Nikkei rules require that the 75 most liquid issues (one-third of the component count of the Nikkei Stock Average Index) be included in the Nikkei Stock Average Index. The Nikkei Stock Average Index was launched on September 7, 1950, and first calculated by the TSE. Nikkei first calculated and published the Nikkei Stock Average Index in 1970.

Rules of the Periodic Review

Nikkei Underlying Stocks are reviewed twice a year (the “periodic review”) in accordance with the following rules with a base date at the end of January and July, and results of the review are applied in the beginning of April and October, respectively. Results of the review become effective on the first trading day of April and October, and the maximum number of Nikkei Underlying Stocks that can be affected is three, excluding any Nikkei Underlying Stock affected by corporate reorganization near the time of periodic review. Stocks selected by the procedures outlined below are presented as candidates to a committee composed of academics and market professionals for comment; based on comments from the committee, Nikkei determines and announces any changes to the Nikkei Underlying Stocks.

High Liquidity Group

The top 450 most liquid stocks are chosen from the TSE Prime Market. For purposes of this selection, liquidity is measured by (i) trading volume in the preceding 5-year period and (ii) the magnitude of price fluctuation by trading value (defined as (high price/low price)/trading value) in the preceding 5-year period. These 450 stocks constitute the “High Liquidity Group” for the review. Those Nikkei Underlying Stocks that are not in the High Liquidity Group are removed. Those stocks that are not currently Nikkei Underlying Stocks but that are in the top 75 of the High Liquidity Group are added.

Sector Balance

The High Liquidity Group is then categorized into the following six sectors: Technology, Financials, Consumer Goods, Materials, Capital Goods/Others and Transportation and Utilities. These six sector categories are further divided into 36 industrial classifications as follows:

•	Technology — Pharmaceuticals, Electrical Machinery, Automobiles & Auto Parts, Precision Instruments and Communications;

•	Financials — Banking, Other Financial Services, Securities and Insurance;

•	Consumer Goods — Fishery, Food, Retail and Services;

•	Industrial Materials — Mining, Textiles & Apparel, Pulp & Paper, Chemicals, Petroleum, Rubber, Glass & Ceramics, Steel, Nonferrous Metals and Trading Companies;

•	Capital Goods/Others — Construction, Machinery, Shipbuilding, Transportation Equipment, Other Manufacturing and Real Estate; and

•	Transportation/Utilities — Railway & Bus, Land Transport, Marine Transport, Air Transport, Warehousing, Electric Power and Gas.

The “appropriate number” of constituents for each sector is defined to be half the number of stocks in that sector. After the liquidity-based adjustments, discussed above, a rebalancing is conducted if any of the sectors are over- or under-represented. The degree of representation is evaluated by comparing the actual number of constituents in the sector against the appropriate number for that sector.

For over-represented sectors, current constituents in the sector are deleted in the order of liquidity (lowest liquidity first) to correct the overage. For under-represented sectors, non-constituent stocks are added from the High Liquidity Group in the order of liquidity (highest liquidity first) to correct the shortage.

Capped Notes with Absolute Return Buffer	TS-21

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Extraordinary Replacement Rules

Nikkei Underlying Stocks that meet the following criteria will be deleted from the Nikkei Stock Average Index: designation as “securities to be delisted” or “securities on alert,” delisting due to corporate restructuring such as merger, share exchange or share transfer, or transfer to a market other than the TSE Prime Market. However, if a constituent stock is delisted due to a corporate restructuring and a stock of a company which succeeds the substance of the delisted company is added, the newly listed stock will replace the delisted stock on the date of its listing in principle. A constituent designated as a “security under supervision” remains a constituent at the time of designation. However, Nikkei may replace such constituent with a pre-announcement when it is highly inappropriate to keep the stock as a constituent (e.g., the probability of delisting is extremely high).

When a Nikkei Underlying Stock is deleted from the Nikkei Stock Average Index as outlined in the preceding paragraph, a new Nikkei Underlying Stock will be selected and added, in principle, from the same sector of the High Liquidity Group in order of liquidity. Notwithstanding the foregoing, the following rules may apply depending on the timing and circumstances of the deletion: (i) when such deletion is scheduled close to the time of the periodic review, additional stocks may be selected as part of the periodic review process and (ii) when multiple deletions are scheduled in a season other than the periodic review, additions may be selected using the liquidity and sector balancing rules outlined above.

Procedures to Implement Constituent Changes

As a general rule, for both the periodic review and the extraordinary replacement rules, additions and deletions are made effective on the same day in order to keep the number of Nikkei Underlying Stocks 225. However, under the circumstances outlined below, when an addition cannot be made on the same day as a deletion, the Nikkei Stock Average Index may be calculated with fewer than 225 Nikkei Underlying Stocks. In this case, the divisor is adjusted to ensure continuity.

Calculation of the Nikkei Stock Average Index

The Nikkei Stock Average Index is a modified, price-weighted index (i.e., a Nikkei Underlying Stock’s weight in the index is based on its price per share rather than the total market capitalization of the issuer) that is calculated by (i) multiplying the per share price of each Nikkei Underlying Stock by the corresponding price adjustment factor for such Nikkei Underlying Stock (a “PAF”), (ii) calculating the sum of all these products and (iii) dividing such sum by a divisor. The divisor is subject to periodic adjustments as set forth below. The stock prices used in the calculation of the Nikkei Stock Average Index are those reported by a primary market for the Nikkei Underlying Stocks (currently the TSE). The level of the Nikkei Stock Average Index is calculated every five seconds.

The PAF of a Nikkei Underlying Stock will equal 1 if the per share price of such Nikkei Underlying Stock does not exceed 1% of the sum of the adjusted per share prices for all Nikkei Underlying Stocks. If the per share price of a Nikkei Underlying Stock exceeds 1% of the sum of the adjusted per share prices for all Nikkei Underlying Stocks, the PAF for such Nikkei Underlying Stock will be calculated in intervals of 0.1 (rounded down) and will equal the highest possible value that, when multiplied by the per share price of such Nikkei Underlying Stock, does not exceed 1% of the sum of the adjusted per share prices for all Nikkei Underlying Stocks. PAFs are evaluated annually on the base date at the end of July. If an average daily trading value of a stock to be added is relatively low compared with its expected weight, the stock may be added with the PAF which is one-half (rounded up to the nearest 0.1) of the value set by the method described in the preceding sentence. In such case, the PAF of the stock shall be raised to the planned value at the next periodic review in principle.

Effective October 2022, if the weight of any Nikkei Underlying Stock exceeds a certain threshold (the “weight cap threshold”) on the base date of a periodic review, a capping ratio will be applied to decrease the weight of that Nikkei Underlying Stock. The weight cap threshold for any Nikkei Underlying Stock is (i) 12% as of the October 2022 periodic review, (ii) 11% as of the October 2023 periodic review and (iii) 10% as of the October 2024 periodic review. For any Nikkei Underlying Stock to which a capping ratio is applied, the price of that Nikkei Underlying Stock is adjusted by a capped price adjustment factor (“CPAF”) equal to (i) the capping ratio multiplied by (ii) the PAF.

If, on the base date of a periodic review, the weight of any Nikkei Underlying Stock exceeds the weight cap threshold and a capping ratio does not already apply to that Nikkei Underlying Stock, a capping ratio of 0.9 is applied on the effective date of the periodic review. If a capping ratio already applies to any Nikkei Underlying Stock, the capping ratio will be decreased in increments of 0.1 on the effective date of the periodic review until there is a change in the CPAF. If, on the base date of a periodic change, the weight of a Nikkei Underlying Stock to which a capping ratio is applied is below 5%, the capping ratio will be increased in increments of 0.1 on the effective date of the periodic review until there is a change in the CPAF; however, the capping ratio will be canceled if it increases to 1.0. When a Nikkei Underlying Stock to which a capping ratio is applied effects a large-scale stock split or reverse split and the PAF is adjusted by the ratio of the split or reverse split, the capping ratio may be revised as necessary to ensure that the new CPAF does not change the weight of that Nikkei Underlying Stock.

In order to maintain continuity of the Nikkei Stock Average Index in the event of certain changes due to non-market factors affecting the Nikkei Underlying Stocks, such as the addition or deletion of stocks, substitution of stocks, stock splits or distributions of assets to stockholders, the divisor used in calculating the Nikkei Stock Average Index is adjusted in a manner designed to prevent any instantaneous change or discontinuity in the level of the Nikkei Stock Average Index. Thereafter, the divisor remains at the new value until a further adjustment is necessary as the result of another change. As a result of such change affecting any Nikkei Underlying Stock, the divisor is adjusted in such a way that the sum of all share prices immediately after such change multiplied by the applicable PAF and divided by the new divisor (i.e., the level of the Nikkei Stock Average Index immediately after such change) will equal the level of the Nikkei Stock Average Index immediately prior to the change.

Capped Notes with Absolute Return Buffer	TS-22

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The following graph shows the daily historical performance of the Nikkei Stock Average Index in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the Nikkei Stock Average Index was 65,513.99.

Historical Performance of the Nikkei Stock Average Index

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We and Nikkei have entered into or expect to enter into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by Nikkei in connection with some securities, including the notes. The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

Nikkei is under no obligation to continue the calculation and dissemination of the Nikkei Stock Average Index. The notes are not sponsored, endorsed, sold or promoted by Nikkei. No inference should be drawn from the information contained in this term sheet that Nikkei makes any representation or warranty, implied or express, to us, any holder of the notes or any member of the public regarding the advisability of investing in securities generally, or in the notes in particular, or the ability of the Nikkei Stock Average Index to track general stock market performance.

Nikkei determines, composes and calculates the Nikkei Stock Average Index without regard to the notes. Nikkei has no obligation to take into account your interest, or that of anyone else having an interest, in the notes in determining, composing or calculating the Nikkei Stock Average Index. Nikkei is not responsible for, and has not participated in the determination of, the terms, prices or amount of the notes and will not be responsible for, or participate in, any determination or calculation regarding the principal amount of the notes payable at maturity. Nikkei has no obligation or liability in connection with the administration, marketing or trading of the notes.

Nikkei disclaims all responsibility for any errors or omissions in the calculation and dissemination of the Nikkei Stock Average Index or the manner in which the Nikkei Stock Average Index is applied in determining any level of the Nikkei Stock Average Index or any amount payable on the notes.

NIKKEI DOES NOT GUARANTEE THE ACCURACY OR THE COMPLETENESS OF THE NIKKEI STOCK AVERAGE INDEX OR ANY DATA INCLUDED IN THE NIKKEI STOCK AVERAGE INDEX. NIKKEI ASSUMES NO LIABILITY FOR ANY ERRORS OR OMISSIONS.

“Nikkei®” is a trademark of Nikkei. The notes are not sponsored, endorsed, sold or promoted by Nikkei, and Nikkei makes no representation regarding the advisability of investing in the notes.

Capped Notes with Absolute Return Buffer	TS-23

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The Swiss Market Index

We obtained all information contained in this term sheet regarding the Swiss Market Index (SMI®) (the “SMI®”), including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, SIX Group Ltd (“SIX”), the index sponsor. SIX has no obligation to continue to publish, and may discontinue publication of, the SMI® at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the SMI® in connection with the offer and sale of the notes.

In addition, information about the SMI® may be obtained from other sources including, but not limited to, the SMI® sponsor’s website (including information regarding (i) the SMI®’s top ten constituents and their respective weightings and (ii) the sector weightings of the SMI®). We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the SMI® is accurate or complete.

The SMI® is reported by Bloomberg L.P. under the ticker symbol “SMI.”

The SMI® is a capped free-float adjusted market capitalization-weighted price return index of the Swiss equity market. The SMI® was standardized on June 30, 1988, with an initial baseline value of 1,500 points.

Composition of the SMI®

The SMI® is composed of the most highly capitalized and liquid stocks of the Swiss Performance Index® (“SPI®”) and represents more than 75% of the free-float market capitalization of the Swiss equity market. The SMI® is composed of the 20 highest ranked securities of the SPI®, where the ranking of each security is determined by a combination of the following criteria:

•	average free-float market capitalization over the last 12 months (compared to the capitalization of the entire SPI®); and

•	cumulated on order book turnover over the last 12 months (compared to the total turnover of the SPI®).

Both figures are each given a weighting of 50% and the result is ranked in descending order to form the selection list. Securities ranked 23 or lower in the selection list are excluded from the SMI®. The first 18 securities of the selection list are selected directly into the SMI®. To reduce fluctuations in the SMI®, a buffer is applied for securities ranked 19 to 22. Out of the candidates from ranks 19 to 22, current components are selected with priority over the other candidates. New components out of the buffer are selected until 20 components have been reached.

Instruments that are primary listed on more than one stock exchange and generate less than 50% of their total turnover at SIX Swiss Exchange need to fulfill additional liquidity criteria in order to be selectable for the SMI®. For this purpose, at the ordinary index review in September, all index components of the SPI® are ranked in descending order according to their cumulative order book turnover of the last 12 months relative to the total turnover of the index universe. For this list, only turnover from exchanges where the instrument has a primary listing is considered. Such an instrument with multiple primary listings may not be ranked lower than 18th on this list in order to be selected for inclusion in the SMI®. If such an instrument, which is an index component, is ranked at position 23 or lower, it will be excluded from the SMI®.

Capped Weighting of the SMI®

Each security included in the SMI® is weighted according to its free-float market capitalization, which is calculated by multiplying a security’s price by the number of shares and a free-float factor (as described below), subject to the capping requirements described herein. The number of shares and the free-float factor are reviewed on a quarterly basis. Each security included in the SMI® with a free-float market capitalization larger than 18% of the total market capitalization of the SMI® is capped to that weight of 18% at each quarterly review.

Additionally, the components of the SMI® are capped at 18% between two ordinary index reviews as soon as two components exceed a weight of 20% each. If such an intra-quarter breach is observed after the close of markets, the new cap factors are calculated so that any component has a maximum weight of 18%. This cap factor is set to be effective after the close of the following trading day.

The free-float factor is a relative fraction multiplied by the number of shares used with the aim of ensuring that only shares that are available for trading are considered in the calculation of the SMI®. The free-float factor is calculated only for shares with voting rights. Large positions in a security that reach or exceed the threshold of 5% and are held in firm hands are subtracted from the total market capitalization. The following positions in a security are deemed to be held in firm hands:

•	Shareholding that has been acquired by one person or a group of persons who are subject to a shareholder or lockup agreement.

•	Shareholding that has been acquired by one person or a group of persons who, according to publicly known facts, have a long-term interest in a company.

Notwithstanding the above, positions in securities held by institutions of the following kind are deemed free-floating: custodian nominees, trustee companies, investment funds, pension funds and investment companies. SIX classifies at its own discretion persons and groups of persons who cannot be clearly assigned because of their area of activity or the absence of important information. Fund instruments are set to be freely tradable and therefore the free-float factor is defined to be 100%.

If an issuer has issued more than one equity instrument (e.g., registered shares, bearer shares, participation certificates or bonus certificates) it is possible that one issuer is represented in the SMI® with more than one instrument. In this case, the free-float market capitalization of those instruments is cumulated for the calculation of the cap factors. If the cumulated index weight exceeds the 18% threshold, the weight is capped accordingly. The cumulated, capped index weight is distributed proportionally based on the free-float market capitalization of those instruments.

Capped Notes with Absolute Return Buffer	TS-24

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Calculation of the SMI®

The SMI® is calculated using the Laspeyres method with the weighted arithmetic mean of a defined number of securities issues. The index level is calculated by dividing the market capitalizations of all securities included in the SMI® by a divisor:

where:

I = index value	t = time	c = capping factor	i = specific component in the index
M = market value	s = number of shares	p = price
D = divisor	f = free-float factor	x = exchange rate	n = number of index components

The weight of a particular index component is derived from the proportion of shares available in the market, which is defined as the product of the listed shares (si,t) and the free-float factor (fi,t). The cap factor (ci,t) is used to scale the relative weight of an index component. To receive the free-float market capitalization of the component, the weight is multiplied by the price (pi,t) in index currency (xi,t).

The divisor is a technical number used to calculate the SMI®. If the market capitalization changes due to a corporate event, the divisor changes while the index level remains the same. The new divisor is calculated on the evening of the day before the corporate event takes effect.

In calculating the SMI®, the last available price for a given instrument is taken into account. To determine the opening value of the SMI®, if no price has been paid on the day of calculation, the previous day’s closing price is used. Only the prices achieved via the electronic order book of the SIX are used. Since the opening phase may cause price fluctuations, the SMI® is first calculated two minutes after the start of order book trading. For the closing value of the SMI®, the individual component closing prices from the closing auction are used. If no closing price is available, the price is used which was used in the calculation of the previous index tick.

A final settlement value for use in derivatives is calculated using the first-paid price between 9:00:00 CET and 9:02:15 CET on each business day. If no price is available during this period for a component, the last available price is used.

Maintenance of the SMI®

Ordinary Index Review

Each year on the third Friday of September, the composition of the SMI® is updated in the ordinary index review based on the selection list of June. With the cut-off dates on March 31, September 30 and December 31, a provisional selection list is created, which serves as the basis for the adjustment of extraordinary corporate actions. The number of securities and free-float shares are adjusted on four ordinary adjustment dates a year: the third Friday in March, June, September and December.

Extraordinary Corporate Actions

An extraordinary corporate action is an initial public offering (“IPO”), merger and acquisition activity, spin-off, insolvency or any other event that leads to a listing or delisting. Although there is a clearly defined effective date for an extraordinary corporate action, its effect can usually not be anticipated with a generally valid formula. Since in most cases an extraordinary corporate action involves index-relevant listing or delisting, an extraordinary adjustment of the index composition and its weighting is made.

Newly listed instruments that fulfill the selection criteria of the SMI® are extraordinarily included in the SMI® on the second trading day and the SMI® is adjusted with the free-float market capitalization from the end of the first trading day. The extraordinary inclusion of a new listing may lead to an extraordinary exclusion of an existing index component.

Extraordinary inclusions are usually implemented after an announcement period of five trading days. Adjusted capping factors are usually implemented after an announcement period of five trading days, but no less than one trading day.

If an IPO of a real estate instrument leads to an extraordinary inclusion, it is included in the SMI® in three equal installments over three trading days starting on the second trading day after the IPO by gradually increasing the number of shares or the free float factor.

In the event of a planned delisting, the exclusion of an index component will be carried out, if possible, at the next ordinary index review on the third Friday in March, June, September or December. However, if the delisting is effective prior to the next ordinary index review, the index component will be excluded from the SMI® on the effective date of the delisting. Similarly, an index component which no longer meets the criteria for remaining in the SMI® due to a pending takeover may be excluded from the SMI® ahead of time. In order to keep the number of components stable for the SMI®, the extraordinarily excluded component is replaced by the first ranked candidate of the applicable selection list.

Extraordinary exclusions and inclusions are usually implemented after an announcement period of five trading days. Adjusted capping factors are usually implemented considering an announcement period of five trading days, but at least of one trading day.

Extraordinary inclusions to the SMI® are made if the selection criteria for the index have been fulfilled during a 3-month period, this on a quarterly basis after close of trading on the 3rd Friday in March, June, September and December as follows:

Capped Notes with Absolute Return Buffer	TS-25

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Latest Listing Date	Earliest Extraordinary Acceptance Date
5 trading days prior to the end of November	March
5 trading days prior to the end of February	June
5 trading days prior to the end of May	September
5 trading days prior to the end of August	December

In the case of major market changes as a result of a corporate action, an instrument may be admitted to the SMI® outside of the accepted admission period as long as it clearly fulfills the index selection rules. For the same reasons, a component can be excluded if the requirements for admission to the SMI® are no longer fulfilled.

In the event of major market changes as a result of a corporate action, the Swiss Index Committee of SIX can decide, based on the request of the Index Commission, that an instrument be included in an index outside the specified deadlines, provided that the selection criteria of the index are clearly met. For the same reasons, however, an index component may also be excluded if the requirements for remaining in the SMI® are no longer met.

The following graph shows the daily historical performance of the SMI® in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the SMI® was 13,905.82.

Historical Performance of the SMI®

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We and SIX Index AG have entered into or expect to enter into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by SIX Index AG in connection with certain securities, including the notes. The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

SIX Index AG and its licensors (“Licensors”) have no relationship to us, other than the licensing, or expected licensing, of the Swiss Market Index (SMI®) and the related trademarks to us for use in connection with the notes.

SIX Index AG and its Licensors do not: sponsor, endorse, sell or promote the notes; recommend that any person invest in the notes; have any responsibility or liability for or make any decisions about the timing, amount or pricing of notes; have any responsibility or liability for the administration, management or marketing of the notes; consider the needs of the notes or the owners of the notes in determining, composing or calculating the Swiss Market Index (SMI®) or have any obligation to do so. SIX Index AG and its Licensors give no warranty, and exclude any liability (whether in negligence or otherwise), in connection with the notes or their performance.

Capped Notes with Absolute Return Buffer	TS-26

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

SIX Index AG does not assume any contractual relationship with the purchasers of the notes or any other third parties.

Specifically, SIX Index AG and its Licensors do not give any warranty, express or implied, and exclude any liability for: the results to be obtained by the notes, the owner of the notes or any other person in connection with the use of the Swiss Market Index (SMI®) and the data included in the Swiss Market Index (SMI®); the accuracy, timeliness, and completeness of the Swiss Market Index (SMI®) and its data; the merchantability and the fitness for a particular purpose or use of the Swiss Market Index (SMI®) and its data; the performance of the notes generally.

SIX Index AG and its Licensors give no warranty and exclude any liability, for any errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data. Under no circumstances will SIX Index AG or its Licensors be liable (whether in negligence or otherwise) for any lost profits or indirect, punitive, special or consequential damages or losses, arising as a result of such errors, omissions or interruptions in the Swiss Market Index (SMI®) or its data or generally in relation to the notes, even in circumstances where SIX Index AG or its Licensors are aware that such loss or damage may occur. The licensing agreement or expected licensing agreement between us and SIX Index AG is solely for the benefit of us and SIX Index AG and not for the benefit of the owners of the notes or any other third parties.

Capped Notes with Absolute Return Buffer	TS-27

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The S&P®/ASX 200 Index

We obtained all information contained in this term sheet regarding the S&P®/ASX 200 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. This information reflects the policies of, and is subject to change by, S&P Dow Jones Indices LLC (“S&P Dow Jones”), the index sponsor. S&P Dow Jones has no obligation to continue to publish, and may discontinue publication of, the S&P®/ASX 200 Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the S&P®/ASX 200 Index in connection with the offer and sale of the notes.

In addition, information about the S&P®/ASX 200 Index may be obtained from other sources including, but not limited to, the S&P®/ASX 200 Index sponsor’s website (including information regarding (i) the S&P®/ASX 200 Index’s top ten constituents, (ii) the S&P®/ASX 200 Index’s sector weightings and (iii) the S&P®/ASX 200 Index’s country weightings). We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the S&P®/ASX 200 Index is accurate or complete.

The S&P®/ASX 200 Index is reported by Bloomberg L.P. under the ticker symbol “AS51.”

General

The S&P®/ASX 200 Index is recognized as the institutional investable benchmark in Australia. The S&P®/ASX 200 Index measures the performance of the 200 largest and most liquid index-eligible stocks listed on the Australian Securities Exchange (the “ASX”) by float-adjusted market capitalization.

Composition of the S&P®/ASX 200 Index

The S&P®/ASX Equity Indices Committee (the “Index Committee”) aims to design a highly liquid and tradable index whose total market capitalization is large enough to approximate the market segment it is capturing while keeping the number of stocks at a minimum. Both market capitalization and liquidity are assessed using the previous six months’ worth of data. Quarterly review changes take effect the third Friday of March, June, September and December.

Eligibility Criteria

Additions to the S&P®/ASX 200 Index are evaluated based on the following eligibility criteria.

•	Listing. Only securities listed on the ASX are considered for inclusion in the S&P®/ASX 200 Index.

•	Domicile. Both domestic and foreign-domiciled entities are eligible for inclusion in the S&P®/ASX 200 Index. Foreign-domiciled securities may be subject to specialized treatment due to the date reporting conventions of certain foreign securities listed on the ASX. Such action is necessary in order to ensure the S&P®/ASX 200 Index remains representative of the Australian market while limiting constituent turnover and reducing index volatility.

A company is considered to be domestic if:

•	The company is incorporated in Australia and traded on the ASX; or

•	The company is incorporated overseas but has an exclusive listing on the ASX; or

•	The company is incorporated overseas and is traded on the other overseas markets, but most of the trading activity occurs on the ASX.

Generally, a foreign-domiciled company is a company that is:

1.	Incorporated overseas; and/or

2.	Listed on one or more overseas markets; and

3.	Has the majority of its trading activity occurring on an overseas exchange.

When determining the domestic or foreign-domicile classification, the value and volume of shares traded on the ASX relative to any overseas market listings, are reviewed across various time periods of up to 12 months. Changes in classification will typically be made in cases where there is a clear and sustained majority of trading (60% or more) on the ASX relative to other overseas market listings, or vice versa. Any changes in classification as a result of a merger or acquisition are reviewed on case-by-case basis.

•	Eligible Securities. Common and equity preferred stocks (which are not of a fixed income nature) are eligible for inclusion in the S&P®/ASX 200 Index. Hybrid stocks, such as convertible stock, bonds, warrants and preferred stock that provide a guaranteed fixed return, are not eligible. Listed investment companies that invest in a portfolio of securities are not eligible. Companies that are currently the target of an acquisition are ineligible.

•	Market Capitalization. The market capitalization criterion for stock inclusion is based upon the daily average market capitalization of a security over the last six months. The ASX stock price history (last six months, adjusted for price-adjusting corporate actions), latest available shares on issue and the investable weight factor (“IWF”) are the relevant variables for the calculation. The IWF is a variable that is primarily used to determine the available float of a security for ASX-listed securities.

•	Liquidity. Only securities that are regularly traded are eligible for inclusion in the S&P®/ASX 200 Index. A stock’s liquidity is measured relative to its peers. Stocks must have a minimum Relative Liquidity of 50% to be included in the S&P®/ASX 200 Index. Relative Liquidity is calculated as follows:

Capped Notes with Absolute Return Buffer	TS-28

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

where:

•	Stock Median Liquidity is the median daily value traded on the ASX for each stock divided by the average float/index weight-adjusted market capitalization for the previous six months; and

•	Market Liquidity is determined using the market capitalization weighted average of the stock median liquidities of the 500 constituents in the All Ordinaries index, an index composed of the 500 largest securities listed on the ASX.

Calculation of the S&P®/ASX 200 Index

The S&P®/ASX 200 Index is a float-adjusted market capitalization-weighted index.

On any given day, the value of the S&P®/ASX 200 Index is the total FMC of its constituents divided by its divisor. The FMC reflects the price of each stock in the S&P®/ASX 200 Index multiplied by the number of shares used in its value calculation.

Float Adjustment. A stock’s weight in the S&P®/ASX 200 Index is determined by the FMC of the stock. Under float adjustment, the share counts in calculating the S&P®/ASX 200 Index reflect only those shares available to investors rather than all of a company’s outstanding shares. Float adjustment excludes shares that are closely held by control groups, other publicly traded companies, government agencies or other long-term strategic holders given such shares are not available to investors in the public markets.

Divisor. Continuity in index values of the S&P®/ASX 200 Index is maintained by adjusting its divisor for all changes in its constituents’ share capital after its base date. This includes additions and deletions to the S&P®/ASX 200 Index, rights issues, share buybacks and issuances and non-zero price spin-offs. The value of the S&P®/ASX 200 Index’s divisor over time is, in effect, a chronological summary of all changes affecting the base capital of the S&P®/ASX 200 Index. The divisor of the S&P®/ASX 200 Index is adjusted such that the index value of the S&P®/ASX 200 Index at an instant just prior to a change in base capital equals the index value of the S&P®/ASX 200 Index at an instant immediately following that change.

Maintenance of the S&P®/ASX 200 Index

Rebalancing. The S&P®/ASX 200 Index rebalances regularly. The reference date used for the six months’ worth of trading data is the second to last Friday of the month prior to the rebalancing.

Frequency. The S&P®/ASX 200 Index constituents are rebalanced quarterly, effective after the market close on the third Friday of March, June, September and December. Rebalancing announcements are sent on the first Friday of March, June, September, and December.

Buffers. In order to limit the level of index turnover, eligible non-constituent securities will generally only be considered for index inclusion once a current constituent stock is excluded due to a sufficiently low rank and/or liquidity, based on the float-adjusted market capitalization. Potential index inclusions and exclusions need to satisfy a buffer requirement in terms of the rank of the stock relative to the S&P®/ASX 200 Index. The buffer aims to limit the level of index turnover that may take place at each quarterly rebalancing, maximizing the efficiency and limiting the cost associated with holding the index portfolio.

Addition	Rank Buffer for Deletion
179th or higher	221st or lower

This float-adjusted market capitalization rank buffer serves as the guideline used by the Index Committee to arrive at any potential constituent changes to the S&P®/ASX 200 Index. However, the Index Committee has complete discretion to by-pass these rules when circumstances warrant.

Intra-Rebalancing Additions/Deletions. The S&P®/ASX 200 Index is a fixed count index, so intra-rebalancing index additions are generally made only if a vacancy is created by an index deletion. Index additions are made according to market size and liquidity. The reference date used to determine the index replacement is determined on a case-by-case basis and taken closer to the time of the event that triggered the vacancy. Deletions can occur between index rebalancing dates due to acquisitions, mergers and spin-offs or due to suspension or bankruptcies. The decision to remove a stock from the S&P®/ASX 200 Index will be made once there is sufficient evidence that the transaction will be completed. Stocks that are removed due to mergers and acquisitions activity are removed from the S&P®/ASX 200 Index at the cash offer price for cash-only offers. Otherwise the best available price in the market is used.

Initial Public Offerings (“IPOs”). An IPO is added to the S&P®/ASX 200 Index only when an appropriate vacancy occurs or due to a rebalance and is subject to proven liquidity for at least eight weeks. An exception may be made for extraordinary large offerings where sizeable trading volumes justify inclusion. Available price and value traded data as of the reference date is used to determine eligibility for IPOs.

Spin-offs. A spun-off company is added to all indices of the parent company at a zero price on the ex-date. Should the spun-off company not be considered eligible for the S&P®/ASX 200 Index that it is added to on the basis of its float-adjusted market capitalization, then it will be removed from the S&P®/ASX 200 Index after at least one day of regular way trading.

Share Updates. The share count for all constituents of the S&P®/ASX 200 Index are reviewed quarterly and are rounded to the nearest thousand (‘000) for all domestic Australian stocks. Share updates for foreign-domiciled securities will take place at each quarterly rebalancing. The update to the number of shares outstanding will only take place when, on the rebalancing reference date, the three-month average of CHESS Depositary Interests (“CDIs”), a type of depositary receipt developed by ASX, or the total securities held in the Australian branch of issuer sponsored register (where supplied) and in the Clearing House Electronic Sub-register System (“CHESS”), an ASX computer system for the management of transaction settlements, differs from the current number of shares used by 5% or more. Where CDI information is not supplied to the ASX by the company’s share register, estimates for Australian equity capital will be drawn from CHESS data and, ultimately, registry-sourced data.

Capped Notes with Absolute Return Buffer	TS-29

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Investable Weight Factor (IWF) Updates. IWF changes are implemented either annually, quarterly or on an accelerated schedule following the relevant event depending on the nature of the change as explained below.

•	Annual Review. IWFs are reviewed annually based on the most recently available data filed with various regulators and exchanges.

•	Quarterly Review. IWF changes will only be made at the quarterly review if the change represents at least 5% of total current shares outstanding and is related to a single corporate action that did not qualify for the accelerated implementation rule (as described below). For quarterly reviews that coincide with the annual review, the annual review rules apply.

•	Mandatory Action. Certain mandatory actions, such as M&A driven share/IWF changes, stock splits, and mandatory distributions, are not subject to a minimum threshold for implementation. In order to minimize index turnover, any IWF changes resulting from such mandatory actions are implemented based on the pre-event IWFs of the securities involved.

•	Accelerated Implementation Rule. Material share/IWF changes resulting from certain non-mandatory corporate actions follow an accelerated implementation rule with sufficient advance notification. The accelerated implementation rule is intended to reduce turnover intra-quarter while also enhancing opportunities for index trackers to take advantage of non-mandatory material liquidity events.

o	For actions qualifying for accelerated implementation but less than $1 billion, an adjustment to the company’s IWF will only be made to the extent that such an IWF change helps the new float share total mimic the shares available in the offering.

o	For actions qualifying for accelerated implementation and at least $1 billion, IWF changes are implemented to reflect the shares made available in the offering plus the latest share and ownership information publicly available at the time of the announcement.

Corporate Action Adjustments. The table below summarizes the types of index maintenance adjustments upon various corporate actions and indicates whether or not a divisor adjustment is required. For purposes of this table, the S&P®/ASX 200 Index is an “S&P Index.”

Type of Corporate Action	Index Treatment
Company addition/deletion

Addition

Companies are added at the float market capitalization weight. The net change to the index market capitalization causes a divisor adjustment.

Deletion

The weights of all stocks in the applicable S&P Index will proportionally change. Relative weights will stay the same. The index divisor will change due to the net change in the index market capitalization.

Changes in shares outstanding	Increasing the shares outstanding increases the market capitalization of the applicable S&P Index. Similarly, decreasing the shares outstanding decreases the market capitalization of the applicable S&P Index. The change to the index market capitalization causes a divisor adjustment.

Split/reverse split	Shares outstanding are adjusted by split ratio. Stock price is adjusted by split ratio. There is no change to the index market capitalization and no divisor adjustment.

Spin-off

The spin-off is added to the applicable S&P Index on the ex-date at a price of zero. The spin-off index shares are based on the spin-off ratio. On the ex-date the spin-off will have the same attributes as its parent company and will remain in the applicable S&P Index for at least one trading day. As a result, there will be no change to the index divisor on the ex-date.

If the spin-off is ineligible for continued inclusion, it will be removed after the ex-date. The weight of the spin-off being removed is reinvested across all the index components proportionately such that the relative weights of all index components are unchanged. The net change in index market capitalization will cause a divisor change.

Capped Notes with Absolute Return Buffer	TS-30

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Type of Corporate Action	Index Treatment
Change in IWF	Increasing the IWF increases the market capitalization of the applicable S&P Index. Similarly, decreasing the IWF decreases the market capitalization of the applicable S&P Index. A net change to the index market capitalization causes a divisor adjustment.

Ordinary dividend	When an index component pays an ordinary cash dividend, also referred to as a regular cash dividend, the applicable S&P Index does not make any adjustments to the price or shares of the stock. As a result, there are no divisor adjustments to such index component.

Special dividend	The stock price is adjusted by the amount of the dividend. The net change to the index market capitalization causes a divisor adjustment.

Rights offering	All rights offerings that are in the money on the ex-date are applied under the assumption the rights are fully subscribed. The stock price is adjusted by the value of the rights and the shares outstanding are increased by the rights ratio. The net change in market capitalization causes a divisor adjustment.

Governance of the S&P®/ASX 200 Index

The S&P®/ASX 200 Index is maintained by an index committee the (“Index Committee”). S&P Dow Jones chairs the Index Committee, which is composed of five voting members representing both S&P Dow Jones and the ASX. The Index Committee meets regularly to review market developments and convenes as needed to address major corporate actions. At each meeting, the Index Committee may review pending corporate actions that may affect constituents of the S&P®/ASX 200 Index, statistics comparing the composition of the S&P®/ASX 200 Index to the market, companies that are being considered as candidates for addition to the S&P®/ASX 200 Index and any significant market events. In addition, the Index Committee may revise the S&P®/ASX 200 Index’s policy covering rules for selecting companies, treatment of dividends, share counts or other matters.

The following graph shows the daily historical performance of the S&P®/ASX 200 Index in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the S&P®/ASX 200 Index was 8,702.022.

Historical Performance of the S&P®/ASX 200 Index

Capped Notes with Absolute Return Buffer	TS-31

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

Capped Notes with Absolute Return Buffer	TS-32

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

License Agreement

We and S&P Dow Jones have entered into or expect to enter into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by S&P Dow Jones in connection with certain securities, including the notes. The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

S&P® is a registered trademark of Standard & Poor’s Financial Services LLC and Dow Jones® is a registered trademark of Dow Jones Trademark Holdings LLC (“Dow Jones”). These trademarks have been licensed for use by S&P. “Standard & Poor’s®”, “S&P 500®,” “S&P MidCap 400®,” “S&P SmallCap 600®” and “S&P®” are trademarks of Standard & Poor’s Financial Services LLC. These trademarks have been sublicensed or are expected to be sublicensed for certain purposes by us. The S&P®/ASX 200 Index is a product of S&P and/or its affiliates and has been licensed or is expected to be licensed for use by us. The notes are not sponsored, endorsed, sold or promoted by S&P Dow Jones Indices LLC, Standard & Poor’s Financial Services LLC or any of their respective affiliates (collectively, “S&P Dow Jones Indices”). S&P Dow Jones Indices make no representation or warranty, express or implied, to the holders of the notes or any member of the public regarding the advisability of investing in securities generally or in the notes particularly or the ability of the S&P®/ASX 200 Index to track general market performance. S&P Dow Jones Indices’ only relationship to us with respect to the S&P®/ASX 200 Index is the licensing of the S&P®/ASX 200 Index and certain trademarks, service marks and/or trade names of S&P Dow Jones Indices and/or its third-party licensors. The S&P®/ASX 200 Index is determined, composed and calculated by S&P Dow Jones Indices without regard to us or the notes. S&P Dow Jones Indices have no obligation to take our needs or the needs of holders of the notes into consideration in determining, composing or calculating the S&P®/ASX 200 Index. S&P Dow Jones Indices are not responsible for and have not participated in the determination of the prices, and amount of the notes or the timing of the issuance or sale of the notes or in the determination or calculation of the equation by which the notes are to be converted into cash. S&P Dow Jones Indices have no obligation or liability in connection with the administration, marketing or trading of the notes. There is no assurance that investment products based on the S&P®/ASX 200 Index will accurately track index performance or provide positive investment returns. S&P Dow Jones Indices LLC and its subsidiaries are not investment advisors. Inclusion of a security or futures contract within an index is not a recommendation by S&P Dow Jones Indices to buy, sell, or hold such security or futures contract, nor is it considered to be investment advice. Notwithstanding the foregoing, CME Group Inc. and its affiliates may independently issue and/or sponsor financial products unrelated to the notes currently being issued by us, but which may be similar to and competitive with the notes. In addition, CME Group Inc. and its affiliates may trade financial products which are linked to the performance of the S&P®/ASX 200 Index. It is possible that this trading activity will affect the value of the notes.

S&P DOW JONES INDICES DO NOT GUARANTEE THE ADEQUACY, ACCURACY, TIMELINESS AND/OR THE COMPLETENESS OF THE S&P®/ASX 200 INDEX OR ANY DATA RELATED THERETO OR ANY COMMUNICATION, INCLUDING BUT NOT LIMITED TO, ORAL OR WRITTEN COMMUNICATION (INCLUDING ELECTRONIC COMMUNICATIONS) WITH RESPECT THERETO. S&P DOW JONES INDICES SHALL NOT BE SUBJECT TO ANY DAMAGES OR LIABILITY FOR ANY ERRORS, OMISSIONS, OR DELAYS THEREIN. S&P DOW JONES INDICES MAKE NO EXPRESS OR IMPLIED WARRANTIES, AND EXPRESSLY DISCLAIMS ALL WARRANTIES, OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE OR USE OR AS TO RESULTS TO BE OBTAINED BY US, HOLDERS OF THE NOTES, OR ANY OTHER PERSON OR ENTITY FROM THE USE OF THE S&P®/ASX 200 INDEX OR WITH RESPECT TO ANY DATA RELATED THERETO. WITHOUT LIMITING ANY OF THE FOREGOING, IN NO EVENT WHATSOEVER SHALL S&P DOW JONES INDICES BE LIABLE FOR ANY INDIRECT, SPECIAL, INCIDENTAL, PUNITIVE OR CONSEQUENTIAL DAMAGES INCLUDING BUT NOT LIMITED TO, LOSS OF PROFITS, TRADING LOSSES, LOST TIME OR GOODWILL, EVEN IF THEY HAVE BEEN ADVISED OF THE POSSIBILITY OF SUCH DAMAGES, WHETHER IN CONTRACT, TORT, STRICT LIABILITY, OR OTHERWISE. THERE ARE NO THIRD-PARTY BENEFICIARIES OF ANY AGREEMENTS OR ARRANGEMENTS BETWEEN S&P DOW JONES INDICES AND US, OTHER THAN THE LICENSORS OF S&P DOW JONES INDICES.

Capped Notes with Absolute Return Buffer	TS-33

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The FTSE® China 50 Index

We obtained all information contained in this term sheet regarding the FTSE® China 50 Index, including, without limitation, its make-up, method of calculation and changes in its components, from publicly available information. That information reflects the policies of, and is subject to change by, FTSE Russell, the index sponsor. FTSE Russell is a wholly-owned subsidiary of the London Stock Exchange Group plc. The FTSE® China 50 Index is an index calculated, published and disseminated by FTSE Russell. FTSE Russell has no obligation to continue to publish, and may discontinue publication of, the FTSE® China 50 Index at any time. Neither we nor any agent has independently verified the accuracy or completeness of any information with respect to the FTSE® China 50 Index in connection with the offer and sale of the notes.

In addition, information about the FTSE® China 50 Index may be obtained from other sources including, but not limited to, the FTSE® China 50 Index sponsor’s website. We are not incorporating by reference into this term sheet the website or any material it includes. Neither we nor any agent makes any representation that such publicly available information regarding the FTSE® China 50 Index is accurate or complete.

The FTSE® China 50 Index is reported by Bloomberg L.P. under the ticker symbol “XIN0I.”

Composition of the FTSE® China 50 Index

The FTSE® China 50 Index is currently based on the 50 largest and most liquid Chinese stocks (called “H” shares, “Red Chip” shares and “P Chip” shares), listed and trading on the Hong Kong Stock Exchange (the “HKSE”). “H” shares are securities of companies incorporated in the People’s Republic of China and traded on the HKSE. “Red Chip” shares are securities of companies incorporated outside of the People’s Republic of China that trade on HKSE and that which are substantially owned directly or indirectly by Mainland Chinese state entities with the majority of their revenue or assets derived from Mainland China. “P Chip” shares are securities of companies (other than a Red Chip company) incorporated outside of the People’s Republic of China and traded on HKSE, but are controlled by Mainland Chinese companies and individuals, with the establishment and origins of the companies in Mainland China and with a majority of their revenue or assets derived from Mainland China.

Eligibility

Currently, only H shares, P Chip shares and Red Chip shares are eligible for inclusion in the FTSE® China 50 Index. Each constituent must also be a constituent of the FTSE All-World Index, a market-capitalization weighted index representing the performance of large- and mid-capitalization developed and emerging markets stocks covering 90-95% of the investable market capitalization globally. Non-constituent P Chip shares whose associated “N” shares are already included in the FTSE All-World Index will be eligible for inclusion in the FTSE® China 50 Index at the next quarterly review after a minimum 3-month trading period, subject to satisfying all other FTSE All-World Index eligibility criteria. “N” shares are securities of companies incorporated inside or outside of the People’s Republic of China and traded on the New York Stock Exchange or The Nasdaq Stock Market, but are controlled by Mainland Chinese companies and individuals, with a majority of their revenue or assets derived from Mainland China.

Convertible preference shares and loan stocks are excluded until converted. The following are considered ineligible for inclusion in the FTSE® China 50 Index:

•	Companies whose business is that of holding equity and other investments (e.g., investment trusts) which are classified by the Industry Classification Benchmark as Closed End Investments and Open End and Miscellaneous Investment Vehicles; and

•	limited liability partnerships (LLP), limited partnerships (LP), master limited partnerships (MLP), limited liability companies (LLC) and business development companies (BDC).

Where a stapled unit comprises an eligible security and a non-eligible security (such as non-equity or an investment trust structure), the unit will not be eligible for inclusion.

Screens Applied to Eligible Securities

Securities are screened based on investability, liquidity and trading history according to the following criteria:

Investability. Constituents of the FTSE® China 50 Index are adjusted for free float and foreign ownership limits. Free float is calculated using available published information rounded to 12 decimal places. Companies with a free float of 5% or below are excluded from the FTSE® China 50 Index except where the investable market capitalization of the security exceeds 10 times the FTSE Global Equity Index Series China regional inclusion percentage level. The restrictions placed on the equity holdings of foreigners in a company where these have been imposed by a government, regulatory authority or the company’s constitution are also considered. In addition, FTSE Russell considers company’s “foreign headroom,” defined as the percentage of shares available to foreign investors as a proportion of the company’s foreign ownership limit (“FOL”), i.e., (FOL – foreign holdings)/FOL.

Liquidity. Each security will be tested for liquidity semi-annually in March and September by calculation of its monthly median of daily trading volume as part of the FTSE All-World Index review. When calculating the median of daily trading volume of any security for a particular month, a minimum of 5 trading days in that month must exist, otherwise the month will be excluded from the test. For each month, the daily trading volume for each security is calculated as a percentage of the shares in issue for that day adjusted by the free float at the review cut-off date. These daily values are then ranked in descending order and the median is taken by selecting the value for the middle ranking day if there is an odd number of days and the mean of the middle two if there is an even number of days. Daily totals with zero trades are included in the ranking; therefore a security that fails to trade for more than half of the days in a month will have a zero median trading volume for that month. Any period of suspension will not be included in the test. The liquidity test will be applied on a pro-rata basis where the testing period is less than 12 months.

Capped Notes with Absolute Return Buffer	TS-34

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Trading Screen. Existing and non-constituent securities, which have not traded on 60 or more trading days during the past year (up to and including the review cut-off date), will not be eligible for index inclusion. Regular/ad-hoc market holidays and unscheduled market closures will not count towards the total; otherwise, the reason(s) for a security’s non-trading will not be considered. All standard trading days will be incorporated within the calculation (Friday and Sundays as appropriate). Ad-hoc non-standard trading days will not be incorporated within the calculation. If a security does not have a full year of trading, the 60 day period will be pro-rated according to the number of available trading days passed since its listing. Where a pro-rata calculation is necessary, the number of available trading days on the underlying market during the previous year up to and including the review cut-off date will be used as the basis of the calculation. A security that has been removed from the FTSE® China 50 Index as a result of this screen will only be re-considered for inclusion after a period of 12 months from its deletion. For the purposes of index eligibility, it will be treated as a new issue.

The FTSE® China 50 Index is subject to the oversight of an advisory committee, the “FTSE Russell Asia Pacific Regional Equity Advisory Committee.” FTSE Russell Asia Pacific Regional Equity Advisory Committee is responsible for undertaking the periodic review of the FTSE® China 50 Index ground rules and for considering changes of the ground rules.

Calculation of the FTSE® China 50 Index

The FTSE® China 50 Index is calculated by FTSE Russell using a free float index calculation methodology. The FTSE® China 50 Index is calculated using the following formula:

where “N” is the number of securities in the FTSE® China 50 Index, “pi” is the latest trade price of the component security “i,” “ei” is the exchange rate required to convert the security’s home currency into the FTSE® China 50 Index’s base currency, “si” is the number of shares of the security in issue, “f” is the free float factor published by FTSE Russell, to be applied to such security to allow amendments to its weighting, “ci” is the capping factor published by FTSE Russell at the most recent quarterly review of the FTSE® China 50 Index, and “d” is the divisor, a figure that represents the total issued share capital of the FTSE® China 50 Index at the base date, which may be adjusted to allow for changes in the issued share capital of individual securities without distorting the FTSE® China 50 Index. The capping factor serves to limit the weight of any individual company to no more than 9% of the FTSE® China 50 Index and to limit the aggregate weight of all companies that have a weight greater than 4.5% to no more than 38% of the FTSE® China 50 Index.

The FTSE® China 50 Index uses actual trade prices for securities with local stock exchange quotations and Reuters real-time spot currency rates for its calculations. FTSE Russell excludes from free floating shares: (i) shares held by public companies or by non-listed subsidiaries of public companies; (ii) shares held by directors, senior executives and managers of the company and/or their families, direct relations or affiliated companies; (iii) shares held within employee share plans; (iv) government holdings; (v) shares subject to foreign ownership limits; (vi) shares held by strategic investors; (vii) shares subject to lock-in clauses (for the duration of the lock-up); (viii) shares that are subject to on-going contractual agreements (such as swaps) where they would ordinarily be treated as restricted; (ix) shares that are non-negotiable which are held by companies that have not converted these shares following the A Share reform and (x) non-tradable A Shares subject to a lock-in (until the lock-in expires and the shares are freely tradable on the exchange).

Free float is calculated using available published information rounded up to 12 decimal places. Companies with a free float of 5% or below are excluded from the FTSE® China 50 Index. In June, a constituent’s free float will be updated regardless of size. No buffers are applied.

Foreign ownership limits, if any, are applied after calculating the free float restriction. If the foreign ownership limit is more restrictive than the free float restriction, the precise foreign ownership limit is applied. If the foreign ownership limit is less restrictive or equal to the free float restriction, the free float restriction is applied.

The FTSE® China 50 Index is periodically reviewed for changes in free float. These reviews coincide with the quarterly reviews undertaken of the FTSE® China 50 Index. The constituents will be reviewed using data from the close of business on the Monday following the third Friday in February, May, August and November. Where there is a market holiday in either China or Hong Kong on the Monday following the third Friday, the close of business on the last trading day prior to the Monday after the third Friday, where both markets are open, will be used. Implementation of any changes takes place at the close of trading on the third Friday in March, June, September and December. A stock’s free float is also reviewed and adjusted if necessary following certain corporate events. If the corporate event includes a corporate action which affects the FTSE® China 50 Index, any change in free float is implemented at the same time as the corporate action. If there is no corporate action, the change in free float is applied as soon as practicable after the corporate event.

Capped Notes with Absolute Return Buffer	TS-35

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

The following graph shows the daily historical performance of the FTSE® China 50 Index in the period from January 1, 2016 through the pricing date. We obtained this historical data from Bloomberg Finance L.P. We have not independently verified the accuracy or completeness of the information obtained from Bloomberg Finance L.P. On the pricing date, the closing level of the FTSE® China 50 Index was 15,681.17.

Historical Performance of the FTSE® China 50 Index

This historical data on this Basket Component is not necessarily indicative of the future performance of this Basket Component or what the value of the notes may be. Any historical upward or downward trend in the level of this Basket Component during any period set forth above is not an indication that the level of this Basket Component is more or less likely to increase or decrease at any time over the term of the notes.

License Agreement

We and FTSE Russell have entered into or expect to enter into a non-exclusive license agreement providing for the license to us, and certain of our affiliates, in exchange for a fee, of the right to use indices owned and published by FTSE Russell in connection with certain securities, including the notes.

The license agreement provides or is expected to provide that the following language must be stated in this term sheet.

THE NOTES ARE NOT IN ANY WAY SPONSORED, ENDORSED, SOLD OR PROMOTED BY FTSE RUSSELL OR BY THE LONDON STOCK EXCHANGE GROUP COMPANIES AND NEITHER FTSE RUSSELL NOR THE LSE MAKES ANY WARRANTY OR REPRESENTATION WHATSOEVER, EXPRESSLY OR IMPLIEDLY, EITHER AS TO THE RESULTS TO BE OBTAINED FROM THE USE OF THE FTSE® CHINA 50 INDEX AND/OR THE FIGURE AT WHICH THE SAID INDEX STANDS AT ANY PARTICULAR TIME ON ANY PARTICULAR DAY OR OTHERWISE. THE FTSE® CHINA 50 INDEX IS COMPILED AND CALCULATED BY FTSE RUSSELL. HOWEVER, NEITHER FTSE RUSSELL NOR THE LSE SHALL BE LIABLE (WHETHER IN NEGLIGENCE OR OTHERWISE) TO ANY PERSON FOR ANY ERROR IN THE FTSE® CHINA 50 INDEX AND NEITHER FTSE RUSSELL NOR THE LSE SHALL BE UNDER ANY OBLIGATION TO ADVISE ANY PERSON OF ANY ERROR THEREIN.

Capped Notes with Absolute Return Buffer	TS-36

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Supplement to the Plan of Distribution

Under our distribution agreement with BofAS, BofAS will purchase the notes from us as principal at the public offering price indicated on the cover of this term sheet, less the indicated underwriting discount.

BofAS has informed us of the information in the following paragraph. MLPF&S will purchase the notes from BofAS for resale, and will receive a selling concession in connection with the sale of the notes in an amount up to the full amount of underwriting discount set forth on the cover of this term sheet.

We will pay a fee to LFT Securities, LLC for providing certain electronic platform services with respect to this offering, which reduces the economic terms of the notes to you. An affiliate of BofAS has an ownership interest in LFT Securities, LLC.

We may deliver the notes against payment therefor in New York, New York on a date that is greater than one business day following the pricing date. Under Rule 15c6-1 of the Securities Exchange Act of 1934, trades in the secondary market generally are required to settle in one business day, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes more than one business day prior to the original issue date will be required to specify alternative settlement arrangements to prevent a failed settlement.

The notes will not be listed on any securities exchange. In the original offering of the notes, the notes will be sold in minimum investment amounts of 100 units. If you place an order to purchase the notes, you are consenting to MLPF&S and/or one of its affiliates acting as a principal in effecting the transaction for your account.

BofAS has advised us that MLPF&S and BofAS may repurchase and resell the notes, with repurchases and resales being made at prices related to then-prevailing market prices or at negotiated prices determined by reference to their pricing models at their discretion, and these prices will include MLPF&S’s and BofAS’s trading commissions and mark-ups or mark-downs. MLPF&S and BofAS may act as principal or agent in these market-making transactions; however, neither is obligated to engage in any such transactions. BofAS has advised us that at MLPF&S’s and BofAS’s discretion, for a short, undetermined initial period after the issuance of the notes, MLPF&S and BofAS may offer to buy the notes in the secondary market at a price that may exceed the initial estimated value of the notes. Any price offered by MLPF&S or BofAS for the notes is expected to be based on then-prevailing market conditions and other considerations, including the performance of the Basket and the remaining term of the notes. However, none of us, MLPF&S, BofAS or any of our respective affiliates is obligated to purchase your notes at any price or at any time, and we cannot assure you that we, MLPF&S, BofAS or any of our respective affiliates will purchase your notes at a price that equals or exceeds the initial estimated value of the notes.

BofAS has informed us that, as of the date of this term sheet, it expects that if you hold your notes in a BofAS account, the value of the notes shown on your account statement will be based on BofAS’s estimate of the value of the notes if BofAS or another of its affiliates were to make a market in the notes, which it is not obligated to do. That estimate will be based upon the price that BofAS may pay for the notes in light of then-prevailing market conditions and other considerations, as mentioned above, and will include transaction costs. At certain times, this price may be higher than or lower than the initial estimated value of the notes.

The distribution of the Note Prospectus in connection with these offers or sales will be solely for the purpose of providing investors with the description of the terms of the notes that was made available to investors in connection with their initial offering. Secondary market investors should not, and will not be authorized to, rely on the Note Prospectus for information regarding BMO or for any purpose other than that described in the immediately preceding sentence.

Capped Notes with Absolute Return Buffer	TS-37

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Structuring the Notes

The notes are our debt securities, the return on which is linked to the performance of the Basket. As is the case for all of our debt securities, including our market-linked notes, the economic terms of the notes reflect our actual or perceived creditworthiness at the time of pricing. In addition, because market-linked notes result in increased operational, funding and liability management costs to us, we typically borrow the funds under these notes at a rate that is more favorable to us than the rate which we refer to as our internal funding rate, which is the rate that we might pay for a conventional fixed or floating rate debt security. This generally relatively lower internal funding rate, which is reflected in the economic terms of the notes, along with costs associated with offering, structuring and hedging the notes, results in the initial estimated value of the notes on the pricing date being less than the public offering price.

At maturity, we are required to pay the Redemption Amount to holders of the notes, which will be calculated based on the $10 per unit principal amount and will depend on the performance of the Basket. In order to meet these payment obligations, at the time we issue the notes, we expect to enter into certain hedging arrangements (which may include call options, put options or other derivatives) with BofAS or one of its affiliates. The terms of these hedging arrangements are determined by seeking bids from market participants, which may include MLPF&S, BofAS and/or one of their or our respective affiliates, and take into account a number of factors, including our creditworthiness, interest rate movements, the volatility of the Basket Components, the tenor of the notes and the tenor of the hedging arrangements. The economic terms of the notes and their initial estimated value depend in part on the terms of these hedging arrangements.

BofAS has advised us that the hedging arrangements will include a hedging related charge of approximately $0.05 per unit, reflecting an estimated profit to be credited to BofAS from these transactions. Since hedging entails risk and may be influenced by unpredictable market forces, additional profits and losses from these hedging arrangements may be realized by our affiliates, MLPF&S, BofAS or any other hedge providers. Any profit in connection with such hedging activity will be in addition to any other compensation that the agent, and their or our respective affiliates receive for the sale of notes, which creates an additional incentive to sell the notes to you.

For further information, see “Risk Factors—Valuation- and Market-related Risks” beginning on page PS-8 and “Use of Proceeds and Hedging” on page PS-22 of product supplement EQUITY LIRN-1.

Capped Notes with Absolute Return Buffer	TS-38

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Summary of Canadian Federal Income Tax Consequences

For a discussion of the material Canadian federal income tax consequences relating to an investment in the notes, please see the section entitled “Canadian Federal Income Tax Summary” in the product supplement EQUITY LIRN-1. Notwithstanding anything to the contrary in the accompanying product supplement, the Canadian tax consequences discussed in the accompanying product supplement do not take into account the proposed amendments to the “hybrid mismatch arrangement” rules in the Tax Act released for consultation on July 23, 2026.

United States Federal Income Tax Considerations

Although there is uncertainty regarding the U.S. federal income tax consequences of an investment in the notes due to the lack of governing authority, in the opinion of our counsel Davis Polk & Wardwell LLP, under current law, and based on current market conditions, it is reasonable to treat a note as a single financial contract that is an “open transaction” for U.S. federal income tax purposes. Assuming this treatment of the notes is respected, the tax consequences are as outlined in the discussion under “United States Federal Income Tax Considerations—Tax Consequences to U.S. Holders—LIRNs Treated as Open Transactions” in the accompanying product supplement.

We do not plan to request a ruling from the Internal Revenue Service (the “IRS”) regarding the treatment of the notes. If the IRS were successful in asserting an alternative treatment of the notes, the tax consequences of the ownership and disposition of the notes, including the timing and character of income recognized by U.S. investors, and the withholding tax consequences to non-U.S. investors, might be materially and adversely affected. For example, under one alternative characterization the notes may be treated as contingent payment debt instruments, which would require U.S. investors to accrue income periodically based on a “comparable yield” and generally would require non-U.S. investors to certify their non-U.S. status on an IRS Form W-8 to avoid a 30% (or a lower treaty rate) U.S. withholding tax. In addition, the U.S. Treasury Department and the IRS have requested comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar financial instruments and have indicated that such transactions may be the subject of future regulations or other guidance. Furthermore, members of Congress have proposed legislative changes to the tax treatment of derivative contracts. Any legislation, Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the notes, possibly with retroactive effect.

As discussed in the accompanying product supplement, Section 871(m) of the Code and the Treasury regulations thereunder (“Section 871(m)”) generally impose a 30% (or lower treaty rate) withholding tax on “dividend equivalents” paid or deemed paid to non-U.S. investors with respect to certain financial instruments linked to equities that could pay U.S.-source dividends for U.S. federal income tax purposes (“underlying securities”), as defined under the applicable Treasury regulations, or indices that include underlying securities. Section 871(m) generally applies to financial instruments that substantially replicate the economic performance of one or more underlying securities, as determined based on tests set forth in the applicable Treasury regulations. Pursuant to an IRS notice, Section 871(m) will not apply to notes issued before January 1, 2029 that do not have a delta of one with respect to any underlying security. Based on our determination that the notes do not have a delta of one with respect to any underlying security, the notes should not be subject to Section 871(m). Our determination is not binding on the IRS, and the IRS may disagree with this determination. Section 871(m) is complex and its application may depend on a non-U.S. investor’s particular circumstances, including whether the non-U.S. investor enters into other transactions with respect to an underlying security. If withholding is required, we will not be required to pay any additional amounts with respect to the amounts so withheld. Non-U.S. investors should consult their tax advisors regarding the potential application of Section 871(m) to the notes.

Both U.S. and non-U.S. investors considering an investment in the notes should read the discussion under “United States Federal Income Tax Considerations” in the accompanying product supplement and consult their tax advisors regarding all aspects of the U.S. federal income and estate tax consequences of an investment in the notes, including possible alternative treatments, and any tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Capped Notes with Absolute Return Buffer	TS-39

Capped Notes with Absolute Return Buffer
Linked to an International Equity Index Basket, due September 29, 2028

Validity of the Notes

In the opinion of Osler, Hoskin & Harcourt LLP, the issue and sale of the notes has been duly authorized by all necessary corporate action of the Bank of Montreal in conformity with the indenture, and when this pricing supplement has been attached to, and duly notated on, the master note that represents the notes, the notes will have been validly executed, authenticated, issued and delivered, to the extent that validity of the notes is a matter governed by the laws of the Province of Ontario and the federal laws of Canada applicable therein and will be valid obligations of the Bank of Montreal, subject to the following limitations (i) the enforceability of the indenture may be limited by the Canada Deposit Insurance Corporation Act (Canada), the Winding-up and Restructuring Act (Canada) and bankruptcy, insolvency, reorganization, receivership, moratorium, arrangement or winding-up laws or other similar laws affecting the enforcement of creditors’ rights generally; (ii) the enforceability of the indenture may be limited by equitable principles, including the principle that equitable remedies such as specific performance and injunction may only be granted in the discretion of a court of competent jurisdiction; (iii) pursuant to the Currency Act (Canada) a judgment by a Canadian court must be awarded in Canadian currency and that such judgment may be based on a rate of exchange in existence on a day other than the day of payment; and (iv) the enforceability of the indenture will be subject to the limitations contained in the Limitations Act, 2002 (Ontario), and such counsel expresses no opinion as to whether a court may find any provision of the indenture to be unenforceable as an attempt to vary or exclude a limitation period under that Act. This opinion is given as of the date hereof and is limited to the laws of the Provinces of Ontario and the federal laws of Canada applicable therein. In addition, this opinion is subject to certain assumptions about (i) the trustees’ authorization, execution and delivery of the indenture, (ii) the genuineness of signatures and (iii) certain other matters, all as stated in the letter of such counsel dated March 25, 2025, which has been filed as Exhibit 5.3 to Bank of Montreal’s Form 6-K filed with the SEC and dated March 25, 2025.

In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Bank of Montreal, when the notes offered by this pricing supplement have been issued by the Bank of Montreal pursuant to the indenture, the trustee has made the appropriate entries or notations to the master global note that represents such notes (the “master note”), and such notes have been delivered against payment as contemplated herein, such notes will be valid and binding obligations of the Bank of Montreal, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith) and possible judicial or regulatory actions or applications giving effect to governmental actions or foreign laws affecting creditors’ rights, provided that such counsel expresses no opinion as to (i) the enforceability of any waiver of rights under any usury or stay law; or (ii) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as the foregoing opinion involves matters governed by the laws of the Provinces of Ontario and Québec and the federal laws of Canada, you have received, and we understand that you are relying upon, the opinion of Osler, Hoskin & Harcourt LLP, Canadian counsel for the Bank of Montreal, set forth above. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the indenture and the authentication of the master note and the validity, binding nature and enforceability of the indenture with respect to the trustee, all as stated in the opinion of Davis Polk & Wardwell LLP dated March 25, 2025, which has been filed as an exhibit to Bank of Montreal’s report on Form 6-K filed with the SEC on March 25, 2025.

Capped Notes with Absolute Return Buffer	TS-40